LOCK UP AND PLAN SUPPORT AGREEMENT

This Lock Up and Plan Support Agreement (this “Agreement”), dated as of December 18, 2009, is made by and among:

(a)	The undersigned First Lien Lenders (as defined below) under that certain Amended and Restated Credit Agreement, dated as of July 6, 2007, among FX Luxury Las Vegas I, LLC (“Debtor”), a Nevada limited-liability company (fka Metroflag BP, LLC) and FX Luxury Las Vegas II, LLC (“FX II”), a Nevada limited-liability company (fka Metroflag Cable, LLC), FX Luxury Las Vegas Parent, LLC (“Las Vegas Parent”), a Delaware limited-liability company (fka BP Parent, LLC), the banks, financial institutions and other entities listed on Exhibit A-1 hereto (the “First Lien Lenders”), and Credit Suisse, Cayman Islands Branch, as administrative agent and collateral agent for the First Lien Lenders and Credit Suisse Securities (USA) LLC, as syndication agent, sole book running manager and sole lead arranger (as further amended, modified or supplemented from time to time, the “First Lien Credit Agreement”) (any capitalized term utilized herein but not defined herein shall have the same meaning as ascribed to it in the First Lien Credit Agreement);

(b)	Landesbank Baden-Württemberg, New York Branch (as successor-in-interest to Credit Suisse, Cayman Islands Branch, the “First Lien Agent” together with the First Lien Lenders, the “Senior Group”);

(c)	The undersigned Second Lien Lenders (the “Supporting Second Lien Lenders”) under that certain Amended and Restated Credit Agreement (as further amended, modified or supplemented from time to time, the “Second Lien Credit Agreement”), dated as of July 6, 2007, among the Debtor, FX II, Las Vegas Parent, the banks, financial institutions and other entities listed on Exhibit A-2 hereto, and the other lenders from time to time party thereto, and NexBank, SSB (as successor-in-interest to Credit Suisse, Cayman Islands Branch, the “Second Lien Agent”), as administrative agent and collateral agent for the Second Lien Lenders;

(d)	Second Lien Agent;

(e)	Debtor; and

(f)	LIRA LLC, a Delaware limited liability company (“Equity Parent”).

(each member of the Senior Group, each Supporting Second Lien Lender, Second Lien Agent, Equity Parent and Debtor, individually a “Party”, and collectively, the “Parties”).

RECITALS

Whereas, the Debtor owns approximately 17.71 contiguous acres of land (collectively the “Properties”) located on the “Las Vegas Strip” at the southeast corner of Las Vegas Boulevard and Harmon Avenue in Las Vegas, Nevada;

Whereas, the Properties are encumbered by liens securing loans having an aggregate principal balance of approximately $454 million as of the date hereof, including (i) two-tranche senior secured first priority loans in the current principal amount of approximately $259 million, plus accrued, unpaid interest, fees and expenses made by the First Lien Lenders (the “First Lien Loan”) pursuant to the First Lien Credit Agreement and (ii) secured second priority loans in the current principal amount of approximately $195 million, plus accrued, unpaid interest, fees and expenses made by the Second Lien Lenders pursuant to the Second Lien Credit Agreement (the “Second Lien Loan”; and together with the First Lien Loan, the “Loans”);

Whereas, the First Lien Agent issued a Notice of Breach and Election to Sell which was recorded April 9, 2009 in the Clark County Recorder Office as Instrument #20090409-0003049, Foreclosure Proceeding #A9-03-0016 FCL;

Whereas, the First Lien Agent commenced an action in the Nevada District Court (Case No.: A-09-591831-B, Dept. No.: XIII) and obtained the appointment of a receiver (the “Receiver”) pursuant to a court order dated June 22, 2009, as amended by a court order dated August 6, 2009 (the “Receivership Order”);

Whereas, Nevada Title Company, as duly substituted Trustee under and pursuant to the First Lien Credit Agreement and the Mortgage, issued a Notice of Trustee’s Sale, dated July 7, 2009 and recorded July 10, 2009 in the Clark County Recorder Office as Instrument #20090710-0002151, Trustee Sale #A9-03-0016 FCL;

Whereas, on September 9, 2009 the First Lien Agent caused a Certificate of Postponement to be issued, extending the date of the proposed foreclosure sale to October 21, 2009.

Whereas, on October 15, 2009 the First Lien Agent caused a First Amendment to Foreclosure Postponement Agreement to be issued, extending the date of the proposed foreclosure sale to November 18, 2009.

Whereas, on November 16, 2009 the First Lien Agent caused a Second Amendment to Foreclosure Postponement Agreement to be issued, extending the date of the proposed foreclosure sale to December 22, 2009.

Whereas, on October 27, 2009 certain of the Parties entered into a Lock Up and Plan Support Agreement (such transaction, the “Original Lock Up Agreement”) which presently is subject to the terms and conditions of that certain Standstill Agreement (the “Standstill Agreement”) dated as of the date hereof by and between the parties to the Original Lock Up Agreement.

Whereas, on November 5, 2009, FX II and Las Vegas Parent were merged into the Debtor, with the Debtor the sole surviving entity.

Whereas, following the execution of the Original Lock Up Agreement, the Second Lien Agent commenced the Second Lien Lender Litigation (as defined below);

Whereas, the Parties intend for the Debtor to commence a voluntary prepackaged chapter 11 proceeding (the “Prepackaged Case”) by filing a petition (the “Petition”) under Chapter 11 of title 11 of the United States Code, 11 U.S.C. § 101, et seq. (the “Bankruptcy Code”) with the United States Bankruptcy Court for the District of Nevada (the “Bankruptcy Court”) (the date of that event being the “Petition Date”);

Whereas, the Debtor has determined that it would be in the best interests of its creditors to pursue confirmation of the proposed prepackaged chapter 11 plan of reorganization (in the form attached to the Final Document Acknowledgment (defined below), and as subsequently amended, modified or supplemented in accordance with the terms hereof and thereof, the “Plan”) in accordance with (w) the terms thereof and hereof, (x) the other Key Transaction Documents (as defined below), (y) any other Transaction Documents (as defined below) and (z) the requirements of the Bankruptcy Code and the Bankruptcy Rules (collectively, the “Transaction”);

Whereas, following consummation of the Plan, among other things, (i) New Borrower will own the Properties, (ii) New Borrower Parent will own 100% of the equity interests in New Borrower and (iii) it is contemplated that (x) Equity Parent will own 50% of the equity interests in New Borrower Parent and will be Controlled by the Equity Sponsors and (y) GUC Parent will own 50% of the equity interests in New Borrower Parent and will be Controlled by the Supporting Second Lien Lenders;

Whereas, on the date hereof, the Equity Sponsor Escrow Agent is holding the Equity Sponsor Contribution pursuant to the terms of the Equity Sponsor Escrow Agreement;

Whereas, on the date hereof, the Supporting Second Lien Lender Escrow Agent is holding the Supporting Second Lien Lender Deposit pursuant to the terms of the Supporting Second Lien Lender Escrow Agreement;

Whereas, the Parties have engaged in good faith negotiations with regard to the Transaction and the disposition of the Second Lien Lender Litigation; and

Whereas, subject to applicable Bankruptcy Court approval and the consummation of the Plan, the following sets forth the agreement between the Parties concerning their respective rights and obligations.

Now, Therefore, in consideration of the foregoing and the promises, mutual covenants and agreements set forth herein and for other good and valuable consideration, the Parties agree as follows:

Section 1.	Definitions. The following terms shall have the following meanings:

1.1.	“Agreement” shall have the meaning set forth in the Preamble.

1.2. “Agreement Event of Termination” shall mean the termination of this Agreement in accordance with section 7 hereof.

1.3. “Ballots” means the Ballots in the form attached to the Final Document Acknowledgement.

1.4. “Bankruptcy Code” shall have the meaning set forth in the Recitals.

1.5. “Bankruptcy Court” shall have the meaning set forth in the Recitals.

1.6. “Bankruptcy Rules” means the federal rules of bankruptcy procedure and official forms, as amended, and the local rules of bankruptcy practice for the district of Nevada, as amended.

1.7. “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City, United States of America, Stuttgart, Munich, Hanover or Mainz, Federal Republic of Germany or London, England are authorized or required by law to close.

1.8. “Case Margin” shall have the meaning set forth in Exhibit B hereto.

1.9. “Claim” shall have the meaning ascribed to such term in Section 101(5) of the Bankruptcy Code.

1.10. “Confirmation Order” means the confirmation order in the form attached to the Final Document Acknowledgment.

1.11. “Control,” “Controlled” or “Controlled by” means the possession, directly or indirectly, of the power to either (a) vote 51% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of an entity, or (b) direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise.

1.12. “Cure Right Agreement” shall have the meaning set forth in section 3.9(b) hereof, and shall be in the form attached to the Final Document Acknowledgment.

1.13. “Cushman & Wakefield” means Commerce CRG of NV, LLC, doing business as CCRG/Cushman & Wakefield.

1.14. “Debtor” shall have the meaning set forth in section (a) of the Preamble and shall refer to FX Luxury Las Vegas I, LLC, both before and after the Merger and both before and after the Petition Date.

1.15. “Debtor Fault-Based Termination” shall have the meaning set forth in section 7.6 hereof.

1.16. “Disclosure Statement” means the solicitation and disclosure statement, in the form attached to the Final Document Acknowledgment.

1.17. “District Court” shall mean the United States District Court for the Southern District of New York in which the Second Lien Lender Litigation is pending.

1.18. “Document Finalization Date” means January 22, 2010 or such earlier date upon which the Parties agree, in the sole and absolute discretion of each such Party, that the Key Transaction Documents are in final form.

1.19. “Document Finalization Period” shall have the meaning set forth in section 3.9 hereof.

1.20. “Equity Parent” shall have the meaning set forth in section (f) of the Preamble; Equity Parent shall be Controlled by the Equity Sponsors.

1.21. “Equity Sponsors” means Robert F.X. Sillerman, Paul C. Kanavos and Brett Torino.

1.22. “Equity Sponsor Cash Deposit” shall mean the $2,200,000 deposit held by the Equity Sponsor Escrow Agent pursuant to the terms of the Equity Sponsor Escrow Agreement.

1.23. “Equity Sponsor Contribution” means $6,500,000 composed of the (x) Equity Sponsor Cash Deposit and (y) Equity Sponsor L/Cs.

1.24. “Equity Sponsor Escrow Agreement” means that certain escrow agreement among Debtor, Equity Parent, First Lien Agent and Equity Sponsor Escrow Agent, dated as of December 18, 2009, pursuant to which Equity Sponsor Escrow Agent is holding the Equity Sponsor Contribution.

1.25. “Equity Sponsor Escrow Agent” means First American Title Insurance Company of New York.

1.26. “Equity Sponsor L/Cs” shall mean the Equity Sponsor LD L/C and the Equity Sponsor Revocable L/C.

1.27. “Equity Sponsor LD L/C” shall mean a $650,000 letter of credit issued by Deutsche Bank or an affiliate thereof in favor of Equity Sponsor Escrow Agent, or $650,000 in cash in lieu thereof, and held by Equity Sponsor Escrow Agent in accordance with the Equity Sponsor Escrow Agreement.

1.28. “Equity Sponsor Liquidated Damages Amount” shall mean $2,850,000 composed of the (x) proceeds of the Equity Sponsor LD L/C and (y) Equity Sponsor Cash Deposit.

1.29. “Equity Sponsor Non-Recourse Carveout Guarantee” means that certain Non-Recourse Carveout Guarantee contemplated to be made by the Equity Sponsors, in the form attached to the Final Document Acknowledgment.

1.30. “Equity Sponsor Revocable L/C” shall mean the $3,650,000 letter of credit issued by Deutsche Bank or an affiliate thereof in favor of Equity Sponsor Escrow Agent or $3,650,000 in cash in lieu thereof, and held by Equity Sponsor Escrow Agent in accordance with the Equity Sponsor Escrow Agreement.

1.31. “Escrow Agreements” means the Equity Sponsor Escrow Agreement and the Supporting Second Lien Lender Escrow Agreement.

1.32. “Existing Bad Boy Guarantees” means the Existing First Lien Bad Boy Guarantee and the Existing Second Lien Bad Boy Guarantee.

1.33. “Existing First Lien Bad Boy Guarantee” means that certain First Lien Sponsor Guaranty Agreement dated as of July 6, 2007.

1.34. “Existing Notes” shall have the meaning set forth in the First Lien Credit Agreement or the Second Lien Credit Agreement, as the case may be.

1.35. “Existing Property Management Contract” means that certain Exclusive Management Agreement dated as of June 22, 2009 between Cushman & Wakefield and the Receiver.

1.36. “Existing Second Lien Bad Boy Guarantee” means that certain Second Lien Sponsor Guaranty Agreement dated as of July 6, 2007.

1.37. “Fault-Based Termination” means a Debtor Fault-Based Termination, a First Lien Lender Fault-Based Termination or a Second Lien Lender Fault-Based Termination.

1.38. “Final Cash Collateral Order” means the final cash collateral order in the form attached to the Final Document Acknowledgment.

1.39. “Final Document Acknowledgment” means that duly executed and delivered acknowledgment in the form attached as Exhibit C hereto.

1.40. “Final Order” means an order or judgment entered by the Bankruptcy Court which has not been stayed.

1.41. “Final Transaction Documents” means the documents attached to the Final Document Acknowledgment, as such documents may be amended, restated or modified in accordance with the terms thereof and hereof.

1.42. “First Lien Agent” shall have the meaning set forth in section (b) of the Preamble.

1.43. “First Lien Credit Agreement” shall have the meaning set forth in section (a) of the Preamble.

1.44. “First Lien Credit Documents” means the Loan Documents (as such term is defined in the First Lien Credit Agreement).

1.45. “First Lien Lenders” shall have the meaning set forth in section (a) of the Preamble.

1.46. “First Lien Lender Fault-Based Termination” shall have the meaning set forth in section 7.6 hereof.

1.47. “First Lien Loan” shall have the meaning set forth in the Recitals.

1.48. “First Lien Secured Claims” means the Claims held by the First Lien Lenders, which Claims are secured by first priority liens and security interests in all of the Debtor’s assets.

1.49. “FX II” shall have the meaning set forth in section (a) of the Preamble.

1.50. “FX Entities” means the Debtor, FX LLC and FX Real Estate.

1.51. “FX LLC” means FX Luxury, LLC, a Delaware limited liability company.

1.52. “FX Real Estate” means FX Real Estate and Entertainment Inc., a Delaware corporation.

1.53. “GUC Parent” means a Delaware limited liability company to be formed and Controlled by the Supporting Second Lien Lenders, which may have interest holders that are holders of allowed General Unsecured Claims (as defined in the Plan).

1.54. “H&B” shall have the meaning set forth in section 8.15.

1.55. “Initial Budgeted Reserve” means funds sufficient to establish a reserve for the first month of the Debtor’s operating expenses during the Bankruptcy, as provided under the budget attached to the Interim Cash Collateral Order

1.56. “Initial Dismissal” shall have the meaning set forth in section 3.13.

1.57. “Intercreditor Agreement” shall have the meaning set forth in section 3.2(iii)(d).

1.58. “Interest Payment Guarantee” means that certain Interest Payment Guarantee, in the form attached to the Final Document Acknowledgment.

1.59. “Interim Cash Collateral Order” means the interim cash collateral order, in the form attached to the Final Document Acknowledgment.

1.60. “Key Transaction Documents” means the New Plan Funding Agreement (to the extent the Parties deem necessary), Cure Right Agreement, Confirmation Order, New Constituent Documents, the Plan, the Disclosure Statement, the Ballots, the New Secured Loan Documents, the New Property Management Agreement, the Equity Sponsor Non-Recourse Carveout Guarantee, the Second Lien Non-Recourse Carveout Guarantee, the Interest Payment Guarantee, the Interim Cash Collateral Order, the Final Cash Collateral Order, the Second Lien Lender Litigation Release and the Notice of Plan Effective Date.

1.61. “Las Vegas Parent” shall have the meaning set forth in section (a) of the Preamble.

1.62. “Loans” shall have the meaning set forth in the Recitals.

1.63. “Monitor” shall have the meaning set forth in section 3.3 hereof.

1.64. “New Borrower” shall mean a newly formed Delaware limited liability company that will acquire ownership of the Properties and be the “borrower” under the New Secured Loan Documents, which may be the reorganized Debtor or a successor to the Debtor (if the Parties shall so agree).

1.65. “New Borrower Membership Interests” means the membership interests in New Borrower.

1.66. “New Borrower Parent” means a Delaware limited liability company that will own 100% of the New Borrower Membership Interests and is contemplated to be owned 50% by Equity Parent and 50% by GUC Parent.

1.67. “New Constituent Documents” means each of the operating agreements for each of New Borrower Parent and New Borrower.

1.68. “New Plan Funding Agreement” means an agreement of the New Borrower Parent, Equity Parent and GUC Parent to fund the Plan or for New Borrower to assume certain liabilities under the Plan.

1.69. “New Property Management Agreement” means a new property management and leasing agency agreement to be entered into between New Borrower and an affiliate of Equity Parent, in the form attached to the Final Document Acknowledgment.

1.70. “New Secured Loan” means the new secured loan to be evidenced by the New Secured Loan Documents.

1.71. “New Secured Loan Documents” shall mean the credit agreement, note(s), deed of trust and security agreement, assignment of property management agreement and assignment of hotel management agreement, in the forms attached to the Final Document Acknowledgment.

1.72. “Notice of Plan Effective Date” means the Notice of Plan Effective Date in the form attached to the Final Document Acknowledgment.

1.73. “Original Lock Up Agreement” shall have the meaning set forth in the Recitals.

1.74. “Outside Date” means May 15, 2010 or such other date as the Debtor, the First Lien Lenders, the Supporting Second Lien Lenders and the Equity Parent may agree to in a writing executed by all such Parties.

1.75. “Parties” and “Party” shall have the meaning set forth in the Preamble.

1.76.	“Petition” shall have the meaning set forth in the Recitals.

1.77.	“Petition Date” shall have the meaning set forth in the Recitals.

1.78.	“Plan” shall have the meaning set forth in the Recitals.

1.79. “Plan Effective Date” means the date on which the Plan becomes effective pursuant to the terms thereof.

1.80. “Prepackaged Case” shall have the meaning set forth in the Recitals.

1.81. “Properties” shall have the meaning set forth in the Recitals.

1.82. “Qualified Property Manager” means Cushman & Wakefield or such other nationally recognized property management firm as the First Lien Lenders, the Supporting Second Lien Lenders and the Debtor shall agree to in writing.

1.83. “Receiver” shall have the meaning set forth in the Recitals.

1.84. “Receivership Order” shall have the meaning set forth in the Recitals.

1.85. “Related Equity Sponsor” means (x) each Equity Sponsor, or (y) any entity that is controlled, directly or indirectly, by an Equity Sponsor and that owns shares of or interests in or that directly or indirectly controls any of the FX Entities.

1.86. “Second Lien Agent” shall have the meaning set forth in the Recitals.

1.87. “Second Lien Credit Agreement” shall have the meaning set forth in the Recitals.

1.88. “Second Lien Credit Documents” means the Loan Documents, as such term is defined in the Second Lien Credit Agreement.

1.89. “Second Lien Lender Fault-Based Termination” shall have the meaning set forth in section 7.6 hereof.

1.90. “Second Lien Lender Litigation” means the action brought by the Second Lien Agent in the United States District Court for the Southern District of New York (Case No. 09 Civ. 9422) against the First Lien Agent, the First Lien Lenders, the Equity Sponsors, Equity Parent and the other persons and entities named in the amended complaint filed December 5, 2009.

1.91. “Second Lien Lender Litigation Release” means the release with respect to the Second Lien Lender Litigation, in the form attached to the Final Document Acknowledgment.

1.92. “Second Lien Lenders” means the Lenders as such term is used in the Second Lien Credit Agreement.

1.93. “Second Lien Loan” shall have the meaning set forth in the Recitals.

1.94. “Second Lien Non-Recourse Carveout Guarantee” means that certain Non-Recourse Carveout Guarantee contemplated to be made by the Supporting Second Lien Lenders and (potentially) certain holders of allowed General Unsecured Claims that may own interests in GUC Parent, in the form attached to the Final Document Acknowledgment.

1.95. “Second Lien Secured Claims” means the Claims held by the Second Lien Lenders, which Claims are secured by second priority liens on and security interests in all of the Debtor’s assets.

1.96. “Secured Claims” means the First Lien Secured Claims or the Second Lien Secured Claims, as the context shall require.

1.97. “Senior Group” shall have the meaning set forth in section (b) of the Preamble.

1.98. “Solicitation” means the distribution of the Disclosure Statement and the Ballots to the First Lien Lenders and the Second Lien Lenders for the purpose of voting to accept or reject the Plan.

1.99. “Standstill Agreement” shall have the meaning set forth in the Recitals.

1.100. “Supplemental Budget Request” shall have the meaning set forth in the Interim Cash Collateral Order or the Final Cash Collateral Order as applicable.

1.101. “Supporting Second Lien Lender Deposit” shall mean the $6,500,000 deposit held by the Supporting Second Lien Lender Escrow Agent pursuant to the terms of the Supporting Second Lien Lender Escrow Agreement.

1.102. “Supporting Second Lien Lender Escrow Agreement” means that certain Escrow Agreement by and between Supporting Second Lien Lender Escrow Agent, the Supporting Second Lien Lenders and First Lien Agent dated as of December 18, 2009.

1.103. “Supporting Second Lien Lender Escrow Agent” means H&B.

1.104. “Supporting Second Lien Lenders” shall have the meaning set forth in section (c) of the Preamble and shall mean those entities listed on Exhibit A-3 hereto.

1.105. Threshold Date” shall have the meaning set forth in section 3.1 hereof.

1.106. “Transaction” shall have the meaning set forth in the Recitals.

1.107. “Transaction Documents” means this Agreement, any Final Transaction Document, the Escrow Agreements, the Equity Sponsor L/Cs, and any motion and order filed with and entered by, as applicable, the Bankruptcy Court in order to implement and consummate the Transaction contemplated by this Agreement. In relation to any of the aforementioned agreements, as such agreements may be amended, restated or modified in accordance with the terms hereof and thereof.

1.108. “Transaction Term Sheet” means the term sheet attached as Exhibit D hereto.

1.109.	“Transfer” shall have the meaning set forth in section 3.6 hereof.

1.110.	“Trustee” shall have the meaning set forth in the Recitals.

1.111.	“Vote Condition” shall have the meaning set forth in section 3.1.

Section 2. Exhibits Incorporated into Agreement. Each of the following Exhibits attached hereto is incorporated herein by reference and made part of this Agreement: (i) Exhibit A-1 (First Lien Lenders), (ii) Exhibit A-2 (Second Lien Lenders), (iii) Exhibiti A-3 (Supporting Second Lien Lenders), (iv) Exhibit B (Interest Rate on First Lien Loan), (v) Exhibit C (Final Document Acknowledgement) and (vi) Exhibit D (Transaction Term Sheet).

Section 3. Covenants.

3.1. Threshold Dates. The Debtor shall use its commercially reasonable best efforts to: (i) commence the Solicitation within four Business Days of the Document Finalization Date; (ii) conclude the Solicitation within twenty Business Days of the commencement thereof; provided, that each First Lien Lender and Supporting Second Lien Lender has duly delivered a Ballot in support of the Plan (the “Vote Condition”); and (iii) assuming the Vote Condition has been satisfied, (w) cause the Petition Date to occur not later than four Business Days after the conclusion of the Solicitation and to deliver to the First Lien Agent and Second Lien Agent a notice of the intended Petition Date not less than three Business Days prior to such date, (x) cause the Interim Cash Collateral Order to be entered within ten days of the Petition Date, (y) cause the Final Cash Collateral Order to be entered within twenty five days of the Petition Date, and (z) cause the Confirmation Order to be entered within sixty days of the Petition Date (each of the foregoing dates a “Threshold Date”).

3.2. Support of the Plan. (i) Until the occurrence of the Outside Date, except to the extent that, and for as long as, they shall be prohibited from taking any of the following actions due to any injunction, order, law or other judicial or legal prohibition, each of the Parties agrees to pursue and otherwise support the Transaction, to do all things reasonably necessary to consummate the Transaction, and to:

(a) not object to, or challenge the Transaction, or otherwise commence or participate in any proceeding which fails to support the Transaction or any Transaction Document (except to the extent that any Transaction Document is inconsistent with the terms of this Agreement);

(b) not directly or indirectly seek, solicit, support, formulate, prosecute or encourage any other plan, sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of the Debtor or the Property that could reasonably be expected to prevent, delay or impede the consummation of the Transaction or any Transaction Document;

(c) do all things reasonably necessary to consummate the Transaction and not take any other action that is inconsistent with, or that would delay or obstruct the proposed solicitation, confirmation or consummation of, the Transaction or any Transaction Document;

(d) not (x) direct or encourage any person to take any action that is inconsistent with its obligations under this Agreement or that could impede or delay the implementation and consummation of the Transaction, or (y) support, in any way, any person who may take any action that is inconsistent with or would prevent the implementation and consummation of the Transaction; and

(e) cause (x) all documents to which they (or in the case of Equity Parent and the Supporting Second Lien Lenders, the New Borrower) are to be a party and which are reasonably necessary to effectuate the Plan, including the Final Transaction Documents, to be duly executed and delivered, and (y) all conditions precedent to the effectiveness of the New Secured Loan Documents to be satisfied (to the extent they are within the applicable Party’s reasonable control).

(ii) In addition to the provisions contained in section 3.2(i), the Debtor agrees to use commercially reasonable efforts to timely obtain all regulatory, judicial and third party approvals (excluding approvals by any third-party creditor other than a counter-party to a contract to be assigned in connection with the Transaction) that will be required to consummate the Transaction.

(iii) In addition to the provisions contained in section 3.2(i), each First Lien Lender agrees, for itself only and not on behalf of any other member of the Senior Group, that so long as it is the legal owner, beneficial owner and/or the investment adviser or manager of any First Lien Secured Claims (except to the extent that, and for as long as, it shall be prohibited from taking any of the following actions due to any injunction, order, law or other judicial or legal prohibition), to:

(a) within five (5) Business Days of the commencement of the Solicitation, vote or cause to be voted its First Lien Secured Claims to accept the Plan (and not revoke or withdraw its vote);

(b) vote against and in no way otherwise, directly or indirectly, support any restructuring, reorganization or liquidation of the Debtor (or any plan or proposal in respect of the same) that is inconsistent with the Transaction and the Transaction Documents;

(c) the use of cash collateral by the Debtors pursuant to the terms of the Interim Cash Collateral Order and Final Cash Collateral Order;

(d) exercise all of its rights and powers under the Amended and Restated Intercreditor Agreement, dated July 6, 2007 (the “Intercreditor Agreement”), in all commercially reasonable respects, to cause the Transactions contemplated hereby to be consummated, including, without limitation, enforcing the restrictions and/or prohibitions on any Second Lien Lenders, including any who are not Supporting Second Lien Lenders, that are contesting (or supporting any other person in contesting) any aspect of the Transaction; and

(e) not seek or otherwise support the appointment of a trustee or examiner or to dismiss the Prepackaged Case or to convert the Prepackaged Case to a case under chapter 7 of the Bankruptcy Code.

(iv) In addition to the provisions contained in section 3.2(i), each Supporting Second Lien Lender agrees, for itself only and not on behalf of any other member of the Supporting Second Lien Lenders, that so long as it is the legal owner, beneficial owner and/or the investment adviser or manager of any Second Lien Secured Claims (except to the extent that, and for as long as, it shall be prohibited from taking any of the following actions due to any injunction, order, law or other judicial or legal prohibition), to:

(a) within five (5) Business Days of the commencement of the Solicitation, vote or cause to be voted its Second Lien Secured Claims to accept the Plan (and not revoke or withdraw its vote);

(b) vote against and in no way otherwise, directly or indirectly, support any restructuring, reorganization or liquidation of the Debtor (or any plan or proposal in respect of the same) that is inconsistent with the Transaction and the Transaction Documents;

(c) exercise all of its rights and powers under the Second Lien Credit Agreement and the Second Lien Credit Documents, in all commercially reasonable respects, to cause the Transactions contemplated hereby to be consummated;

(d) consent, and not support any person objecting, to the entry of the Interim Cash Collateral Order and Final Cash Collateral Order; and

(e) not seek or otherwise support the appointment of a trustee or examiner or to dismiss the Prepackaged Case or to convert the Prepackaged Case to a case under chapter 7 of the Bankruptcy Code.

3.3. Turnover of Assets; Role of Monitor during the Prepackaged Case. Upon the filing of the Prepackaged Case, none of the First Lien Agent, the First Lien Lenders, any member of the Supporting Second Lien Lenders or the Second Lien Agent shall object to or otherwise interfere with the Receiver’s obligation, pursuant to Section 543 of the Bankruptcy Code, to promptly turn over all of the Debtor’s assets, including the Properties, and the Parties agree that the Receiver shall no longer continue to serve as a receiver or a custodian and shall no longer be an officer of the court. The Parties agree that subsequent to such turnover the Receiver may be retained by the First Lien Lenders as a monitor (the “Monitor”), and that the Monitor (or such other person as may be selected by the First Lien Agent in the event that the Monitor shall resign or is otherwise unavailable), in such capacity shall be permitted to access the Properties and shall be provided reasonable access to all of the books and records of the Debtor for the purpose of monitoring its businesses, operations and finances (on behalf of the First Lien Lenders), and for the purpose of assisting in the implementation of the Transaction. All fees, costs and expenses incurred by the First Lien Lenders in connection with the retention of the Monitor and/or such other party in such capacity shall be reimbursable by the Debtor pursuant to Section 9.2 of the First Lien Credit Agreement and in accordance with the Interim Cash Collateral Order or the Final Cash Collateral Order, as applicable; provided, however, that the Monitor and/or such other party shall be entitled to no more than Thirty Thousand Dollars ($30,000) in the aggregate, payable at a rate of no greater than Five Thousand Dollars ($5,000) per month for its services in accordance with the foregoing.

3.4. Agreement of the Senior Group to Forbear. Each member of the Senior Group, severally and not jointly, agrees that

(a) it shall not (i) take any action or otherwise pursue any right or remedy under applicable law or equity, the First Lien Credit Agreement, the Existing Notes or any documents related thereto, as applicable, or (ii) initiate, or have initiated on its behalf, any lawsuit, cause of action, litigation or proceeding of any kind, if with respect to either of the aforementioned subclauses ‘(i)’ or ‘(ii)’, such action is directly or indirectly related to the Debtor, the First Lien Credit Agreement, the Existing Notes or any other documents related thereto; provided that this section shall not prohibit, (i) the enforcement of this Agreement at any time, or (ii) the exercise of rights under the Receivership Order not inconsistent herewith prior to the Petition Date; and

(b) it shall waive, solely with respect to the commencement of the Prepackaged Case, the enforcement of the Existing First Lien Bad Boy Guarantee.

3.5. Agreement of the Supporting Second Lien Lenders to Forbear. Each of the Second Lien Agent and the Supporting Second Lien Lenders, severally and not jointly, agrees that

(a) it shall not (i) take any action or otherwise pursue any right or remedy under applicable law or equity, the Second Lien Credit Agreement, the Existing Notes or any documents related thereto (including the Intercreditor Agreement), as applicable, or (ii) initiate, or have initiated on its behalf, or continue or have continued on its behalf, any lawsuit, cause of action, litigation or proceeding of any kind, if with respect to either of the aforementioned subclauses ‘(i)’ or ‘(ii)’, such action is directly or indirectly related to the Debtor, the First Lien Lenders, the Second Lien Credit Agreement, the Existing Notes or any other documents related thereto (including, subject to section 3.13 hereof, taking any further actions in pursuit of the claims alleged in the Second Lien Lender Litigation); provided that this section shall not prohibit the enforcement of this Agreement at any time; and

(b) it shall waive, solely with respect to the commencement of the Prepackaged Case, the enforcement of the Existing Second Lien Bad Boy Guarantee.

3.6. Transfer of Secured Claims and Other Rights. Each First Lien Lender and Supporting Second Lien Lender hereby severally and not jointly agrees after the date hereof not to sell, assign, transfer, hypothecate or otherwise dispose of, directly or indirectly (each such transfer, a “Transfer”), all or any of its Secured Claims (or any right related thereto, including any voting rights associated with such Secured Claims) or any rights and obligation as the First Lien Agent or the Second Lien Agent (including, all rights and obligations under this Agreement), unless, with respect to the Secured Claims, the Transfer is in compliance with the terms of the First Lien Credit Agreement or the Second Lien Credit Agreement (as applicable) and the transferee thereof agrees in writing to assume and be bound by this Agreement, and to assume the obligations of a First Lien Lender or a Supporting Second Lien Lender (as applicable) under this Agreement and delivers such writing to each of the Debtor, the First Lien Agent and the Second Lien Agent (in form and substance reasonably satisfactory to the First Lien Agent and Second Lien Agent) within two (2) Business Days of the effective date of the relevant Transfer (each such transferee becoming, upon the Transfer, a First Lien Lender or Supporting Second Lien Lender hereunder). The Debtor shall promptly (but in no event longer than two (2) Business Days) acknowledge any such Transfer in writing, and provide a copy of that acknowledgement to the transferor. By its acknowledgment of the relevant Transfer, the Debtor shall be deemed to have acknowledged that its obligations to the First Lien Lenders and Supporting Second Lien Lenders hereunder shall be deemed to constitute obligations in favor of the relevant transferee as a First Lien Lender or Supporting Second Lien Lender hereunder. Any Transfer of any Secured Claims that does not comply with the procedure set forth in the first sentence of this section 3.6 shall be deemed void ab initio.

3.7. Postponement of Foreclosure. Unless and until there has been an Agreement Event of Termination, the Senior Group agrees to postpone the foreclosure sale proceedings; provided, however, nothing herein shall prohibit the Senior Group from filing (or causing the filing of) a new notice of sale. Upon the occurrence of the Plan Effective Date, the Senior Group shall do all things necessary to cause the foreclosure sale proceedings to be irrevocably terminated.

3.8. Compliance with First Lien Credit Agreement. Subject to the availability of required funds pursuant to the Budget (as defined in the Interim Cash Collateral Order or the Final Cash Collateral Order, as the case may be), from and after the Petition Date, the Debtor will use reasonable efforts to comply with, or to direct its property manager to comply with, the provisions of Sections 5.6(A) and 5.6(B) (except for the use of proceeds clause) 5.8 (with respect only to compliance with material applicable laws), 5.9 (to the extent applicable during the case), 5.10, and 6.15 of the First Lien Credit Agreement.

3.9. Negotiation of Documents.

(a) The Parties expect to use the time between the date herof and the Document Finalization Date (such period, the “Document Finalization Period”) to attempt to agree upon the Key Transaction Documents on or prior to the Document Finalization Date. All Key Transaction Documents shall be in form and substance acceptable to all Parties in their sole and absolute discretion. If on the Document Finalization Date, each Party, in its sole and absolute discretion, is satisfied with the final versions of the Key Transaction Documents, each Party shall execute the Final Document Acknowledgment. Notwithstanding anything to the contrary in this Agreement, all Parties expressly waive the right to raise any challenge or assert any claim, cause of action or defense at any time in any judicial, administrative, or other forum relating to or arising out of any alleged breach or violation of this section 3.9(a) or section 3.9(b), and no such challenge shall be used or asserted by any Party to block, restrain or enjoin the automatic termination of this Agreement as provided in section 7.4 hereof. Each Party hereby acknowledges that all monies and/or letters of credit on deposit or posted pursuant to the Escrow Agreements shall be released by the applicable escrow agent on the Document Finalization Date if the Final Document Acknowledgment has not been executed and delivered, including to the escrow agents, by each of the Parties for any reason or no reason whatsoever.

(b) During the Document Finalization Period, the Parties above expect to negotiate their respective rights and remedies in the event of a breach of this Agreement by one or more other Parties, including appropriate provisions in order to cure certain potential defaults such that the transactions contemplated hereby can be consummated by either the Equity Parent or the Supporting Second Lien Lenders without the other. The Parties expect that any resolution of such negotiations shall be documented in an agreement (the “Cure Right Agreement”) executed by all of the Parties prior to the Document Finalization Date.

(c) Prior to the commencement of and during the Prepackaged Case, Debtor shall, except in an emergency where it is not reasonably practicable, provide draft copies of all motions, applications or other pleadings that Debtor intends to file with the Bankruptcy Court, which could reasonably be expected to adversely affect the consummation of the Transaction or the Parties hereto, to counsel for the First Lien Agent and the Second Lien Agent not less than three Business Days prior to the date that Debtor intends to file such motions, applications or other pleadings, and shall consult in good faith with counsel to the First Lien Agent and the Second Lien Agent regarding the form and substance of any such proposed filings. The Parties agree to negotiate any documents and materials (other than the Final Transaction Documents) required in connection with the consummation of the Transactions contemplated hereby in good faith and any such documents shall be in form and substance reasonably acceptable to all Parties affected in any material regard by such documents, pleadings or other materials.

3.10. Leases. Without the written consent of the First Lien Agent and the Supporting Second Lien Lenders, the Debtor shall not enter into any leases with respect to the Properties that are greater than three (3) months in duration unless such leases shall be terminable at the election of the lessor, without any penalty, fee, or payment of any kind, upon not more than three (3) months notice.

3.11. No Removal of Property Manager. The Debtor shall continue to employ a Qualified Property Manager, as the property manager of the Properties until the Transaction has been consummated and the New Secured Loan has been extended to the New Borrower. The Debtor, the Senior Group and the Supporting Second Lien Lenders shall use their commercially reasonable best efforts to ensure the continued retention of Cushman & Wakefield by the Debtor and shall do such other things as are reasonably necessary to ensure such continued retention, including, without limitation, entering into a contract by and between Cushman & Wakefield and the Debtor upon terms and conditions substantially similar to the terms and conditions of the Existing Property Management Contract and reasonably acceptable to the First Lien Agent, Supporting Second Lien Lenders, the Second Lien Agent and the Debtor, provided, however, that such contract shall not provide that Cushman & Wakefield will be the exclusive leasing agent for the Properties, or entitled to any commissions unless it procures post-Petition a new (not renewal) tenant, with which the Debtor executes a lease.

3.12. Payments Prior to Filing. Immediately prior to the Petition Date, the First Lien Agent shall: (y) fund the Initial Budgeted Reserve into a bank account in the name of the Debtor that shall be subject to a security interest in favor of the First Lien Lenders, and, after (y) is satisfied, (z) be entitled to collect and retain from the existing agent cash management account held by First Lien Agent for the benefit of the First Lien Lenders, all fees and expenses incurred by the First Lien Agent and the First Lien Lenders in connection with the First Lien Loan prior to the Petition Date (including a reasonable estimate of such fees and expenses as of such date). In addition, unless the Petition Date is a date on which an interest payment would be due under the First Lien Loan Documents, the interest rate payable for the month in which the Petition Date occurs for the pre-petition period shall be a ratable payment due and payable immediately prior to the Petition Date and calculated as a fraction the numerator of which is the date on which the Petition Date occurs and the denominator of which is the number of days in the month during which the Petition Date occurs (e.g., if the Petition Date occurs on January 15, the interest payable for January would be 15/31 of the payment that would otherwise have been due), it being understood that interest shall continue to accrue, and to be payable as ‘adequate protection’ during the pendency of the Prepackaged Case, at the rate proscribed herein and in the Interim Cash Collateral Order and the Final Cash Collateral Order. If there shall be insufficient funds to pay the amounts owed under this paragraph prior to the Petition Date, such amounts will be due and payable as additional principal under the New Secured Loan.

3.13. Second Lien Lender Litigation. From and after the date hereof, Second Lien Agent and the Supporting Second Lien Lenders agree, subject to District Court approval (to the extent required), to dismiss the Second Lien Lender Litigation without prejudice (the “Initial Dismissal”); provided, that, the Second Lien Agent’s and Supporting Second Lien Lenders’ entry into this Agreement shall not prejudice the Second Lien Lenders or Second Lien Agent in connection with the Second Lien Lender Litigation, and shall in no way constitute a waiver or ratification of, or acquiescence to the conduct alleged in the Second Lien Lender Litigation or impair in any way the Second Lien Agent’s and Second Lien Lenders’ right to argue that the parties’ entry into the Original Lock Up Agreement was wrongful, nor shall it impair any defendant’s rights to assert any defenses (other than defenses based on the entry into this Agreement as expressly addressed in this section 3.13). Upon the occurrence of the Plan Effective Date, the Second Lien Agent and the Supporting Second Lien Agent shall, subject to District Court approval (to the extent required), do all things necessary to cause the Second Lien Lender Litigation to be withdrawn with prejudice and/or grant the Second Lien Lender Litigation Release.

3.14. Original Lock Up Agreement. The existence of the Original Lock Up Agreement shall under no circumstances be deemed to be a breach of this Agreement, provided the Original Lock Up Agreement is terminated after the satisfaction of the Vote Condition. Prior to satisfaction of the Vote Condition (unless this Agreement is terminated prior to such time) the Parties agree that they will not pursue the transactions contemplated under the Original Lock Up Agreement. Upon satisfaction of the Vote Condition, Senior Group, Equity Parent and Debtor will cause the Original Lock Up Agreement to be terminated immediately. If the Vote Condition is not satisfied the continuation of the Original Lock Up Agreement shall be subject to the terms of Standstill Agreement.

Section 4.	Representations.

4.1.	Representations of First Lien Lenders and Agent.

(a) Each First Lien Lender, severally and not jointly, represents and warrants that the following statements are true and complete, in all material respects, as of the date hereof:

(i) it is the sole legal or beneficial owner of, or the investment advisor or manager for the beneficial owner of, such legal or beneficial owner’s First Lien Secured Claims set forth below its name on the signature page hereof (including the Existing Notes evidencing such First Lien Secured Claims), in each case free and clear of all claims, liens and encumbrances, and, to the best of its knowledge, there are no First Lien Secured Claims of which it is the legal or beneficial owner, or investment advisor or manager for such legal or beneficial owner, which are not part of its First Lien Secured Claims;

(ii) it has full power to vote on and consent to such matters concerning its First Lien Secured Claims and to exchange, assign, transfer and dispose of such First Lien Secured Claims; and

(iii) the execution, delivery and performance of this Agreement does not and shall not: (x) violate the provision of law, rule or regulations applicable to it or any of its subsidiaries; (y) violate its articles of incorporation, bylaws or other organizational documents or those of any of its subsidiaries; or (z) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party (except for the Original Lock Up Agreement and the Standstill Agreement).

(b) First Lien Agent hereby represents and warrants that as of the date hereof, to the best of its knowledge there are no holders of First Lien Secured Claims except as set forth on Exhibit A-1.

4.2. Representations of Supporting Second Lien Lenders and Agent.

(a) Each Supporting Second Lien Lender, severally and not jointly, represents and warrants that the following statements are true and complete, in all material respects, as of the date hereof:

(i) it is the sole legal or beneficial owner of, or the investment advisor or manager for the beneficial owner of, such legal or beneficial owner’s Second Lien Secured Claims set forth below its name on the signature page hereof (including the Existing Notes evidencing such Second Lien Secured Claims), in each case free and clear of all claims, liens and encumbrances;

(ii) it has full power to vote on and consent to such matters concerning its Second Lien Secured Claims and to exchange, assign, transfer and dispose of such Second Lien Secured Claims; and

(iii) the execution, delivery and performance of this Agreement does not and shall not: (x) violate the provision of law, rule or regulations applicable to it or any of its subsidiaries; (y) violate its articles of incorporation, bylaws or other organizational documents or those of any of its subsidiaries; or (z) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party.

(b) Second Lien Agent hereby represents and warrants that as of the date hereof, to the best of its knowledge, the Supporting Second Lien Lenders hold or have the power to vote not less than sixty-eight percent in dollar amount of all Second Lien Secured Claims.

4.3. Representations of the Debtor and Equity Parent. The Debtor and Equity Parent, severally and not jointly, represents and warrants that the following statements are true and complete, in all material respects, as of the date hereof:

(a) it is not aware of any event, circumstance or provision hereof that, due to any fiduciary or similar duty to any other person, would prevent it from taking any action required of it under this Agreement or any Transaction Document, and it has consulted counsel with respect to such matters to affirm the foregoing; and

(b) the execution, delivery and performance of this Agreement does not and shall not: (i) violate the provision of law, rule or regulations applicable to it or any of its subsidiaries; (ii) violate its articles of incorporation, bylaws or other organizational documents or those of any of its subsidiaries; or (iii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party (except for the Original Lock Up Agreement and the Standstill Agreement).

4.4. Mutual Representations and Warranties. Each Party, severally and not jointly, represents and warrants to each other Party, that the following statements, are, in all material respects, true, correct and complete as of the date hereof:

(a) Due Organization(b) . It is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(b) Power and Authority. Such Party has all requisite corporate, partnership, limited-liability company or similar power and authority to enter into this Agreement and any applicable Transaction Document and carry out the Transaction and perform its obligations contemplated hereunder.

(c) Authorization. The execution, delivery and performance by such Party of this Agreement have been duly authorized by all necessary corporate, limited-liability company, partnership or similar action on its part (if any).

(d) Third Party Consents. Except as expressly provided in this Agreement, no consent or approval is required to be obtained by any other person or entity in order for such Party to carry out the provisions of this Agreement.

(e) Governmental Consents. The execution, delivery and performance by such Party of this Agreement does not and shall not require any registration or filing with consent or approval of, or notice to, or other action to, with or by, any federal, state or other non-judicial governmental authority or regulatory body, except such filings as (i) are identified in this Agreement, (ii) may be necessary and/or required under the antitrust laws or the federal securities laws, or (iii) may be necessary and/or required in connection with any matters concerning the Transaction which require Bankruptcy Court approval.

(f) Binding Obligation. Subject to the provisions of the Bankruptcy Code and any such Bankruptcy Court approval as may be required, this Agreement is a legally valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as may be limited by bankruptcy, insolvency or similar laws, or by equitable principles relating to or limiting creditors’ rights generally.

(g) No Other Agreement. Other than the Original Lock Up Agreement and the Standstill Agreement, it has no agreements, written or oral, with any third party (including any Second Lien Lender who is not a Supporting Second Lien Lender) the purpose or terms of which are inconsistent with the purpose and/or terms of this Agreement, of any documents contemplated by this Agreement and/or of any New Secured Loan Document.

Section 5. No Waiver of Participation and Reservation of Rights. Subject to any forbearance of remedies required in order to effectuate the terms hereof prior to an Agreement Event of Termination, nothing herein is intended to, does, or shall be deemed in any manner to waive, limit, impair or restrict the ability of any First Lien Lender or Supporting Second Lien Lender to protect and preserve its rights, remedies and interests, including without limitation, its claims against the Debtor, any Liens or security interests in assets of any of the Debtor, or its full participation in the Prepackaged Case. Nothing herein shall be deemed an admission of any kind. If the Transactions contemplated herein are not consummated, or there has been an Agreement Event of Termination, the Parties fully reserve any and all of their rights and defenses, including, but not limited to, those rights and defenses set forth in this Agreement, the First Lien Credit Agreement, the Second Lien Credit Agreement and any other First Lien Credit Document or Second Lien Credit Document, except to the extent that such rights and defenses have been waived or modified under sections 7.5 or 7.6 hereof. Pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms. The Parties shall cooperate and do all other things reasonably necessary to protect or assert a joint interest privilege with respect to their communications in the event a third party shall seek discovery of such communications.

Section 6. Compromise Amounts Payable.

(a) The Parties agree that solely for the purposes of determining (i) the application of the adequate protection payments payable during the Prepackaged Case as may be provided in the Interim Cash Collateral Order or in the Final Cash Collateral Order and (ii) the aggregate amounts due under the New Secured Loan upon consummation of the Plan, it being understood that such rates shall not otherwise be applicable at any time or for any reason, the interest rate on the First Lien Loan shall be calculated as indicated in Exhibit B.

(b) If the Plan is not consummated, then Debtor shall not be deemed to have waived any right to claim that payments made during the case to or for the benefit of the Senior Group as adequate protection should be applied to reduce the secured principal portion of the First Lien Loan.

Section 7. Termination.

7.1. Termination by the First Lien Lender. So long as there exists no continuing breach of this Agreement by the First Lien Lenders, this Agreement shall terminate and be of no further force or effect:

(a) upon the occurrence of a Termination Event (as defined in the Interim Cash Collateral Order or in the Final Cash Collateral Order, as applicable);

(b) if any Threshold Date shall not be timely satisfied;

(c) if (i) the Equity Sponsor Escrow Agreement is terminated, rescinded or a default, beyond applicable notice and cure, has occurred thereunder; (ii) the Supporting Second Lien Lender Escrow Agreement is terminated, rescinded or a default, beyond applicable notice and cure, has occurred thereunder, or (iii) either of the Equity Sponsor L/Cs expires or is terminated, rescinded, withdrawn, or otherwise made unavailable by the Equity Sponsors to the beneficiary thereof;

(d) in case of either (i) a filing or commencement by any FX Entity or Related Equity Sponsor of (x) any motion, application, adversary proceeding or cause of action challenging the validity, enforceability, perfection or priority of or seeking avoidance of the liens securing the First Lien Secured Claims or (y) any other motion, application, adversary proceeding or cause of action against and/or with respect to the First Lien Secured Claims that seeks to challenge the validity, enforceability, perfection or priority of or seeking avoidance of the First Lien Secured Claims, or against and/or with respect to the First Lien Agent or any First Lien Lender (or if the Debtor supports any such motion, application or adversary proceeding commenced by any third party or consent to the standing of any such third party), or (ii) a filing or commencement by any Supporting Second Lien Lender of (x) any motion, application, adversary proceeding or cause of action challenging the validity, enforceability, perfection or priority of or seeking avoidance of the liens securing the First Lien Secured Claims or (y) any other motion, application, adversary proceeding or cause of action against and/or with respect to the First Lien Secured Claims that seeks to challenge the validity, enforceability, perfection or priority of or seeking avoidance of the First Lien Secured Claims, or against and/or with respect to the First Lien Agent or any First Lien Lender (or if the Debtor supports any such motion, application or adversary proceeding commenced by any third party or consent to the standing of any such third party), or (iii) the entry of an order of the Bankruptcy Court providing relief against the interests of any First Lien Lender with respect to any of the foregoing causes of action or proceedings;

(e) if (i) any FX Entity or any Related Equity Sponsor files any motion, application or adversary proceeding seeking to invalidate or disallow in any respect the claims in respect of the First Lien Loan (it being understood that no motion or application seeking to enforce Debtor’s rights hereunder or with respect to the Transaction shall be prohibited by the foregoing sentence, nor shall Debtor or Equity Parent be prohibited from challenging the mathematical computation of interest (as opposed to the applicable rate of interest hereunder), the reasonableness of fees and expenses of the First Lien Agent and the First Lien Lenders and computations of amounts due or reasonableness of any response to any Supplemental Budget Request), or (ii) any Supporting Second Lien Lender files any motion, application or adversary proceeding seeking to invalidate or disallow in any respect the claims in respect of the First Lien Loan (it being understood that no motion or application seeking to enforce the Supporting Second Lien Lenders’ rights hereunder or with respect to the Transaction shall be prohibited by the foregoing sentence, nor shall the Supporting Second Lien Lenders be prohibited from challenging the mathematical computation of interest (as opposed to the applicable rate of interest hereunder), the reasonableness of fees and expenses of the First Lien Agent and the First Lien Lenders and computations of amounts due or reasonableness of any response to any Supplemental Budget Request);

(f) if the Debtor, without the consent of the First Lien Agent, (i) withdraws from or takes any action materially inconsistent with the Plan or the Transaction (which withdrawal or action, if capable of being reversed, has not been reversed within fifteen (15) days of the giving of written notice by the First Lien Agent to the Debtor, Equity Parent, the Second Lien Agent and the Supporting Second Lien Lenders), (ii) without the consent of the First Lien Agent, supports any plan of reorganization or any plan of liquidation other than the Plan or supports any sale process with respect to the Properties, (iii) moves to dismiss the Prepackaged Case, (iv) moves for conversion of the Prepackaged Case to a case under chapter 7 of the Bankruptcy Code, (v) moves for appointment of a trustee or an examiner with expanded powers pursuant to Section 1104 of the Bankruptcy Code in the Prepackaged Case, or (vi) moves or otherwise seeks to reject or otherwise invalidate, in whole or in part, this Agreement or any other Transaction Document;

(g) if any Supporting Second Lien Lender, without the consent of the First Lien Agent, (i) withdraws from or takes any action materially inconsistent with the Plan or the Transaction (which withdrawal or action, if capable of being reversed, has not been reversed within fifteen (15) days of the giving of written notice by the First Lien Agent to the Debtor, Equity Parent, the Second Lien Agent and the Supporting Second Lien Lenders), (ii) supports any plan of reorganization or any plan of liquidation other than the Plan or supports any sale process with respect to the Properties, (iii) moves to dismiss the Prepackaged Case, (iv) moves for conversion of the Prepackaged Case to a case under chapter 7 of the Bankruptcy Code, (v) moves for appointment of a trustee or an examiner with expanded powers pursuant to Section 1104 of the Bankruptcy Code in the Prepackaged Case, or (vi) moves or otherwise seeks to reject or otherwise invalidate, in whole or in part, this Agreement or any other Transaction Document;

(h) if (i) a trustee or an examiner with expanded powers is appointed in the Prepackaged Case, (ii) the Prepackaged Case is converted to a case under chapter 7 of the Bankruptcy Code prior to completion of the Transaction or (iii) the Prepackaged Case is dismissed prior to completion of the Transaction;

(i) if (i) the Debtor or Equity Parent has breached any representation, warranty, covenant or agreement contained in any Transaction Document, which breach (if capable of being cured) has not been cured within fifteen (15) days (or such longer period as may be allowed thereunder, if any) after the giving of written notice by the First Lien Agent to the Debtor, the Equity Parent, the Second Lien Agent and the Supporting Second Lien Lenders of such breach, or (ii) any Supporting Second Lien Lender has breached any representation, warranty, covenant or agreement contained in any Transaction Document, which breach (if capable of being cured) has not been cured within fifteen (15) days (or such longer period as may be allowed thereunder, if any) after the giving of written notice by the First Lien Agent to the Debtor, the Equity Parent, Second Lien Agent and the Supporting Second Lien Lenders of such breach;

(j) in the event that the Plan Effective Date does not occur on or before the Outside Date;

(k) if revenue generated from the Properties shall be insufficient to ensure the payment of the operating expenses contemplated under the Budget at any given point in time and more than $250,000 of such budgeted expenses have accrued and are due and payable and cannot be extended and then satisfied by the Debtor because there are insufficient funds available to the Debtor and additional sufficient funds will not be subsequently available in the ordinary course of operating the Properties (notwithstanding that the First Lien Agent has complied with its obligations under the Interim Cash Collateral Order or the Final Cash Collateral Order, as the case may be, to transfer revenues of the Properties to the Debtor to satisfy budgeted amounts);

(l) if FX LLC, FX Real Estate or any Related Equity Sponsor (i) objects to or challenges, or otherwise commences or supports any proceeding opposing, the Transaction or any Transaction Document, or takes any other action that is inconsistent with, or that would delay or obstruct, the solicitation, confirmation or consummation of the Transaction or any Transaction Document; (ii) directly or indirectly seeks, solicits, supports, formulates, or prosecutes any plan, sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of the Debtor that could reasonably be expected to prevent, delay or impede the consummation of the Transaction or any Transaction Document; or (iii) directs or supports in any way any person to take (or who may take) any action that is inconsistent with its obligations under this Agreement, or that could impede or delay the implementation or consummation of the Transaction;

(m) if (i) Debtor, (ii) Equity Parent or (iii) any Supporting Second Lien Lender does not comply with any of its obligations under section 3.2 above (which noncompliance, if capable of being cured, has not been cured within fifteen (15) days of the giving of written notice by the Party alleging such noncompliance to the applicable non-complying party);

(n) if the Petition Date has not occurred within one day of the funding of the Initial Budgeted Reserve or if the amounts so funded are used or transferred without the written approval of the First Lien Agent prior to the entry of the Interim Cash Collateral Order; or

(o) Equity Parent shall no longer be Controlled by the Equity Sponsors.

Notwithstanding the foregoing, the automatic termination of this Agreement may be waived by the First Lien Agent (either conditionally or otherwise and without prejudice to the rights of the First Lien Agent to make any such waiver temporary or contingent), in its sole and absolute discretion, within three (3) Business Days of notice of the occurrence of any event described above, by delivery of notice of such waiver to each of the Parties.

7.2. Termination by the Supporting Second Lien Lenders or the Second Lien Agent. So long as there exists no continuing breach of this Agreement by the Supporting Second Lien Lenders, this Agreement shall terminate and be of no further force or effect:

(a) if any Threshold Date shall not be timely satisfied;

(b) if the First Lien Lenders consent to the early release or withdrawal of any funds being held in escrow pursuant to the Equity Sponsor Escrow Agreement;

(c) in case of either (i) a filing or commencement by any FX Entity of (x) any motion, application, adversary proceeding or cause of action challenging the validity, enforceability, perfection or priority of or seeking avoidance of the liens securing the Second Lien Secured Claims or (y) any other motion, application, adversary proceeding or cause of action against and/or with respect to the Second Lien Secured Claims that seeks to challenge the validity, enforceability, perfection or priority of or seeking avoidance of the Second Lien Secured Claims, or against and/or with respect to the Second Lien Agent or any Second Lien Lender (or if the Debtor supports any such motion, application or adversary proceeding commenced by any third party or consents to the standing of any such third party), or (ii) a filing or commencement by any First Lien Lender of (x) any motion, application, adversary proceeding or cause of action challenging the validity, enforceability, perfection or priority of or seeking avoidance of the liens securing the Second Lien Secured Claims or (y) any other motion, application, adversary proceeding or cause of action against and/or with respect to the Second Lien Secured Claims that seeks to challenge the validity, enforceability, perfection or priority of or seeking avoidance of the Second Lien Secured Claims, or against and/or with respect to the Second Lien Agent or any Second Lien Lender (or if the Senior Group supports any such motion, application or adversary proceeding commenced by any third party or consent to the standing of any such third party);

(d) if (i) any FX Entity or any Related Equity Sponsor files any motion, application or adversary proceeding seeking to invalidate or disallow in any respect the claims in respect of the Second Lien Loan (it being understood that no motion or application seeking to enforce Debtor’s rights hereunder or with respect to the Transaction shall be prohibited by the foregoing sentence, nor shall Debtor or Equity Parent be prohibited from challenging the mathematical computation of interest (as opposed to the applicable rate of interest hereunder) or the reasonableness of fees and expenses of the Second Lien Agent and the Second Lien Lenders), or (ii) any First Lien Lender files any motion, application or adversary proceeding seeking to invalidate or disallow in any respect the claims in respect of the Second Lien Loan (it being understood that no motion or application seeking to enforce the First Lien Lenders’ rights hereunder or with respect to the Transaction shall be prohibited by the foregoing sentence, nor shall the First Lien Lenders be prohibited from challenging the mathematical computation of interest (as opposed to the applicable rate of interest hereunder) or the reasonableness of fees and expenses of the Second Lien Agent and the Second Lien Lenders);

(e) if the Debtor, without the consent of the Second Lien Agent and the Supporting Second Lien Lenders, (i) withdraws from or takes any action materially inconsistent with the Plan or the Transaction (which withdrawal or action, if capable of being reversed, has not been reversed within fifteen (15) days of the giving of written notice by the Second Lien Agent and the Supporting Second Lien Lenders to the Debtor, Equity Parent and the First Lien Agent), (ii) supports any plan of reorganization or any plan of liquidation other than the Plan or supports any sale process with respect to the Properties, (iii) moves to dismiss the Prepackaged Case, (iv) moves for conversion of the Prepackaged Case to a case under chapter 7 of the Bankruptcy Code, (v) moves for appointment of a trustee or an examiner with expanded powers pursuant to Section 1104 of the Bankruptcy Code in the Prepackaged Case, or (vi) moves or otherwise seeks to reject or otherwise invalidate, in whole or in part, this Agreement or any other Transaction Document;

(f) if any First Lien Lender, without the consent of the Second Lien Agent and the Supporting Second Lien Lenders, (i) withdraws from or takes any action materially inconsistent with the Plan or the Transaction (which withdrawal or action, if capable of being reversed, has not been reversed within fifteen (15) days of the giving of written notice by the Second Lien Agent and the Supporting Second Lien Lenders to the Debtor, Equity Parent and the First Lien Agent), (ii) supports any plan of reorganization or any plan of liquidation other than the Plan or supports any sale process with respect to the Properties, (iii) moves to dismiss the Prepackaged Case, (iv) moves for conversion of the Prepackaged Case to a case under chapter 7 of the Bankruptcy Code, (v) moves for appointment of a trustee or an examiner with expanded powers pursuant to Section 1104 of the Bankruptcy Code in the Prepackaged Case, or (vi) moves or otherwise seeks to reject or otherwise invalidate, in whole or in part, this Agreement or any other Transaction Document;

(g) if (i) a trustee or an examiner with expanded powers is appointed in the Prepackaged Case, (ii) the Prepackaged Case is converted to a case under chapter 7 of the Bankruptcy Code prior to completion of the Transaction or (iii) the Prepackaged Case is dismissed prior to completion of the Transaction;

(h) if (i) the Debtor or Equity Parent has breached any representation, warranty, covenant or agreement contained in any Transaction Document, which breach (if capable of being cured) has not been cured within fifteen (15) days (or such longer period as may be allowed thereunder, if any) after the giving of written notice by the Second Lien Agent and the Supporting Second Lien Lenders to the Debtor, the Equity Parent and the First Lien Agent of such breach, or (ii) any First Lien Lender has breached any representation, warranty, covenant or agreement contained in any Transaction Document, which breach (if capable of being cured) has not been cured within fifteen (15) days (or such longer period as may be allowed thereunder, if any) after the giving of written notice by the Second Lien Agent and the Supporting Second Lien Lenders to the Debtor, the Equity Parent and the First Lien Agent of such breach;

(i) in the event that the Plan Effective Date does not occur on or before the Outside Date;

(j) if FX LLC, FX Real Estate or any Related Equity Sponsor (i) objects to or challenges, or otherwise commences or supports any proceeding opposing, the Transaction or any Transaction Document, or takes any other action that is inconsistent with, or that would delay or obstruct, the solicitation, confirmation or consummation of the Transaction or any Transaction Document; (ii) directly or indirectly seeks, solicits, supports, formulates, or prosecutes any plan, sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of the Debtor that could reasonably be expected to prevent, delay or impede the consummation of the Transaction or any Transaction Document; or (iii) directs or supports in any way any person to take (or who may take) any action that is inconsistent with its obligations under this Agreement, or that could impede or delay the implementation or consummation of the Transaction;

(k) if (i) the Debtor, (ii) Equity Parent, or (iii) any First Lien Lender does not comply with any of its obligations under section 3.2 above (which noncompliance, if capable of being cured, has not been cured within fifteen (15) days of the giving of written notice by the Party alleging such noncompliance to the applicable non-complying party); and

(l) if any condition or event described in section 7.1(a), (c)(i), (c)(iii), (k), (n), or (o) occurs.

Notwithstanding the foregoing, the automatic termination of this Agreement may be waived by the Second Lien Agent and the Supporting Second Lien Lenders (either conditionally or otherwise and without prejudice to the rights of the Second Lien Agent and the Supporting Second Lien Lenders to make any such waiver temporary or contingent), in its sole and absolute discretion, within three (3) Business Days of notice of the occurrence of any event described above, by delivery of notice of such waiver to each of the Parties.

7.3. Termination by Debtor or Equity Parent.

(a) So long as the Debtor and the Equity Parent are not in breach of this Agreement, this Agreement may be terminated by the Debtor or Equity Parent if any member of the Senior Group, Second Lien Agent, or any of the Supporting Second Lien Lenders breaches any of its obligations under this Agreement, which breach (if capable of being cured) has not been cured within fifteen (15) days after the giving of written notice by the Debtor or the Equity Parent to the First Lien Agent and Second Lien Agent and the Supporting Second Lien Lenders of such breach.

(b) If the Plan Effective Date has not occurred on or before the Outside Date, this Agreement may be terminated by the Debtor or the Equity Parent upon notice given to the First Lien Agent, the Debtor, the Equity Parent and the Second Lien Agent and the Supporting Second Lien Lenders.

7.4 Automatic Termination. This Agreement shall terminate and be of no further force and effect if the Final Document Acknowledgment has not been executed and delivered by the Parties on or prior to the Document Finalization Date, unless otherwise agreed to by each Party hereto in its sole and absolute discretion.

7.5. Effect of Termination. Except to the extent that any of the (i) First Lien Lenders or (ii) Supporting Second Lien Lenders, as the case may be, have breached this Agreement and are liable therefor, if this Agreement is validly terminated in accordance with any of the provisions above there will be no continuing liability or obligation on the part of any of the Parties hereunder as of the effective date of such termination; provided, however, that the rights and obligations of the Parties under sections 6(b), 7.6 (provided section 7.6 shall only survive in the case of a Fault-Based Termination), 8.1, 8.6, 8.7, 8.9, 8.11, and 8.14 of this Agreement shall survive any such termination and continue to be binding upon the Parties. Following such termination, and subject to sections 3.9 and 7.6, each Party (regardless of whether such termination occurred under section 7.1, 7.2 or 7.3) shall have all rights and remedies available to it in the absence of this Agreement (but subject to the terms of the Intercreditor Agreement), including, but not limited to, all applicable rights and remedies (if any) set forth in the First Lien Credit Agreement, the Second Lien Credit Agreement, the Existing Bad Boy Guarantees and any other First Lien Credit Document or Second Lien Credit Document; provided, however, that the Existing Bad Boy Guarantees shall not be triggered by the filing of the Prepackaged Case.

7.6. Fault-Based Terminations.

(a) In the event that this Agreement is terminated (x) by the First Lien Lenders in accordance with any of sections 7.1(a) (except if the reason for such Termination Event is not within the control of the Debtor), (b) (except if the failure to meet any such date is outside of the control of the Debtor or the Equity Sponsors), (c)(i), (c)(iii), (d)(i), (e)(i), (f), (h)(ii), h(iii), (i)(i), (l), (m)(i), (m)(ii), (n) or (o), or (y) by the Second Lien Agent and the Supporting Second Lien Lenders in accordance with any of sections 7.2(a) (except if the reason for such Termination Event is not within the control of the Debtor), (c)(i), (d)(i), (e), (g)(ii), (g)(iii), (h)(i), (j), (k)(i), (k)(ii) or (l) (any such termination a “Debtor Fault-Based Termination”), each of the Debtor, the Equity Parent and the Equity Sponsor hereby agree (it being understood that each of the remedies and agreements below shall be available independently of one another and at the sole discretion of the First Lien Agent or the Second Lien Agent and the Supporting Second Lien Lenders, as applicable, and that such remedy shall be available without prejudice to the rights of the First Lien Agent, the Second Lien Agent and the Supporting Second Lien Lenders, as applicable, to seek monetary damages on account of any breach of contract giving rise to a Debtor Fault-Based Termination); provided that, with respect to any act by FX Real Estate in contravention of sections 7.1(l) and 7.2(j) hereof, such act shall constitute a Debtor Fault-Based Termination only if such act was (x) authorized by the board of directors and/or management of FX Real Estate or (y) commenced or supported by any Related Equity Sponsor:

i. to stipulate to and not object to the exercise of any remedies available to (i) the First Lien Agent and the Senior Group under the First Lien Credit Agreement and First Lien Credit Documents and (ii) the Second Lien Agent and the Second Lien Lenders under the Second Lien Credit Agreement and Second Lien Credit Documents, except to the extent expressly modified herein;

ii. to stipulate to, and not object to, the lifting, vacation or modification of the automatic stay under Section 362 of the Bankruptcy Code to permit the First Lien Lenders to complete the foreclosure on the Properties or such other action as they shall be deemed appropriate in the sole discretion of the First Lien Agent, provided, however, that the Second Lien Agent and Second Lien Lenders shall not be deemed to have stipulated to, or to have waived its rights to object to, such lifting, vacation or modification of the automatic stay except to the extent provided in 7.6(b) below;

iii. to consent to, and not object to, the completion of any foreclosure proceedings on the Properties that are initiated by the First Lien Agent or with the consent of the First Lien Agent; and

iv. to consent to and to take all steps necessary to effectuate the payment of the Equity Sponsor Liquidated Damages Amount to the First Lien Agent for the benefit of the First Lien Lenders (to be applied against and reduce the Debtor’s obligations under the First Lien Credit Agreement); and

v. to consent to the re-filing, reassertion and recommencement by the Second Lien Agent of the Second Lien Lender Litigation, provided, however, that such consent shall not be deemed to limit any rights of response to such litigation to which any Party otherwise is entitled under applicable law.

(b) In the event that this Agreement is terminated in accordance with any of sections 7.1(a) (except if the reason for such Termination Event is not within the control of the Supporting Second Lien Lenders), (b) (except if the failure to meet any such date is outside of the control of the Supporting Second Lien Lenders), (c)(ii) (but only if the act or event giving rise to the termination is within the control of the Supporting Second Lien Lenders), (d)(ii), (e)(ii), (g), (i)(ii), or (m)(iii) (any such termination a “Second Lien Lender Fault-Based Termination”), each of the Supporting Second Lien Lenders whose action or inactions were the cause of any such Second Lien Lender Fault-Based Termination for itself only hereby (x) agrees not to object to the lifting, vacation or modification of the automatic stay under Section 362 of the Bankruptcy Code to permit the First Lien Lenders to complete the foreclosure on the Properties or such other action as they shall be deemed appropriate in the sole discretion of the First Lien Lender; provided, however, that the Second Lien Agent and other Second Lien Lenders shall not be deemed to have stipulated to, or to have waived its rights to object to, such lifting, vacation or modification of the automatic stay; and (y) acknowledges the right of the First Lien Lenders or any other Party to seek monetary damages on account of any breach of contract giving rise to a Second Lien Lender Fault-Based Termination.

(c) In the event that this Agreement is terminated in accordance with any of sections 7.2(a) (except if the reason for such Termination Event is not within the control of the First Lien Lenders), (b), (c)(ii), (d)(ii), (f), (h)(ii), (k)(ii) or (l) (but, with respect to “(l)”, only with respect to a termination related to sections 7.1(a) and 7.1(c)(i) and only if the act or event giving rise to the termination is within the control of the First Lien Lenders) (any such termination a “First Lien Lender Fault-Based Termination”), each of the First Lien Lenders whose action or inactions were the cause of any such First Lien Lender Fault-Based Termination hereby agrees to consent to, and not object to, the re-filing and recommencement by the Second Lien Agent of the Second Lien Lender Litigation (it being understood that such remedy shall be available independently and at the sole discretion of the Second Lien Agent and that such remedy shall be available to the Second Lien Agent without prejudice to the right of the Second Lien Agent and the Second Lien Agent and the Supporting Second Lien Lenders or any other Party to seek monetary damages on account of any breach of contract giving rise to a First Lien Lender Fault-Based Termination).

(d) If a Debtor Fault-Based Termination occurs prior to the Document Finalization Date, the First Lien Lenders shall not be entitled to the remedy set forth in section 7.6(a)(iv) (i.e., not entitled to the Equity Sponsor Liquidated Damages Amount), except if such Debtor Fault-Based Termination is a result of: (i) the commencement of a voluntary chapter 11 case by Debtor or (ii) the occurrence of an event in 7.1(c)(i) or 7.1(c)(iii); provided, however, that the Parties may pursue all other available remedies under this Agreement or otherwise. This section 7.6(d) shall be of no further force and effect if the Final Document Acknowledgment is duly executed and delivered in accordance with section 3.9 hereof.

7.7. Limitation on Certain Terminations. Notwithstanding sections 7.1(l) and 7.2(j), the Parties acknowledge that the commencement of a lawsuit, including a derivative action, by any person or entity that is not a Party hereto (other than FX LLC, FX Real Estate or any Related Equity Sponsor), in such person’s own name, or in the name of either FX LLC or FX Real Estate, shall not give the Parties a right to terminate this Agreement under such sections, unless as a result of the commencement of such lawsuit, a court of competent jurisdiction enters an order that would prevent the consummation of the transactions contemplated hereby by the Outside Date (it being understood, that with respect to the occurrence of the Outside Date, time is of the essence).

Section 8. Miscellaneous Terms.

8.1. No Third-Party Beneficiaries. This Agreement shall be solely for the benefit of the Parties hereto and no other person or entity shall be a third-party beneficiary hereof.

8.2. Assignment. No rights or obligations of any Party under this Agreement may be assigned or transferred to any other person or entity except as provided in section 3.6 hereof.

8.3. Consultation and Cooperation. The Debtor, the First Lien Agent, the Second Lien Agent and the Supporting Second Lien Lenders (for themselves only and not on behalf of any other Supporting Second Lien Lenders), agree to consult and cooperate with each other in connection with any appearances, presentations, briefs, filings, arguments or proposals made or submitted by any such party to the Bankruptcy Court, other creditor constituents or other parties with an interest in the Transaction.

8.4. Further Assurances. The Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, from time to time, to effectuate the agreements and understandings of the Parties, whether the same occurs before or after the date of this Agreement.

8.5. Headings. The headings of all sections of this Agreement are inserted solely for the convenience of reference and shall not affect the interpretation hereof.

8.6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions, which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the Southern District of New York, and by execution and delivery of this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to New York jurisdiction, if the Prepackaged Case is commenced, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement unless and until the Prepackaged Case has been dismissed, the automatic stay has been lifted, or this Agreement has been terminated, in which case all disputes will be adjudicated in the Southern District of New York.

8.7. Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, between or among the Parties with respect thereto, except that the Parties acknowledge that any confidentiality agreements heretofore executed between the Debtor and each First Lien Lender shall continue in full force and effect (subject to any disclosure with respect to which the Parties agree in connection with the Disclosure Statement).

8.8. Amendments.

(a) This Agreement, including the attachments hereto, may not be modified, altered, amended, waived or supplemented except by an agreement in writing by the Parties hereto.

(b) No waiver of any of the provisions of this Agreement shall be deemed or constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall any waiver be deemed a continuing waiver.

8.9. Specific Performance. The Parties understand and agree that money damages would not be a sufficient remedy for any breach of this Agreement by any Party, and further understand and agree that each non-breaching Party shall be entitled to the remedy of specific performance and injunctive or other equitable relief, including attorneys fees and costs, as a non-exclusive remedy of any such breach; provided, however, that each Party agrees to waive any requirement for the securing or posting of a bond in connection with such a remedy.

8.10. Counterparts. This Agreement may be executed (by facsimile or otherwise) in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.

8.11. Independent Due Diligence and Decision-Making. Each of the Parties hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions and prospect of the Debtor and the other Parties hereto. Each of the Parties acknowledges that any materials or information furnished to it by any other Party has been provided for informational purposes only, without any representation or warranty by the Debtor or any other Party except to the extent expressly stated herein. Notwithstanding the foregoing, the Debtor acknowledges that the Senior Group and the Second Lien Agent and the Supporting Second Lien Lenders intend to rely on the statements included in the Disclosure Statement.

8.12. Consents. Unless set forth to the contrary herein, any consent or approval required by any Party hereunder shall be in the sole and absolute discretion of such Party.

8.13. Waiver of Jury Trial. Each of the Parties hereto hereby waives trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, any Transaction Documents, or the actions of the Parties in the negotiation, administration, performance or enforcement thereof.

8.14. Notices. All notices and other communications under this Agreement shall be in writing, sent contemporaneously to all of the Parties, and deemed to have been duly given when delivered in person, or upon confirmation of receipt when transmitted by electronic mail or by facsimile transmission during standard business hours (from 8:00 a.m. to 8:00 p.m.), of the next Business Day if transmitted by national overnight courier, addressed in each case as follows (or at such other address or facsimile number as shall be specified by like notice):

(a) If to the Debtor, to:

FX Luxury Las Vegas I, LLC
c/o FX Real Estate and Entertainment Inc.
650 Madison Avenue
New York, New York 10022
Attention: Email: Facsimile:	Mitchell Nelson mitchell.nelson@flagluxury.com (212) 750-3034 with copies to:

Greenberg Traurig, LLP
3773 Howard Hughes Parkway
Suite 400 North
Las Vegas, Nevada 89169
Attention: Email: Facsimile:	Brett Axelrod axelrodb@gtlaw.com (702) 792-9002

(b) If to the First Lien Agent, to:

Landesbank Baden-Württemberg, New York Branch
280 Park Avenue, 31st Floor – West Building
New York, New York 10017 Attention: Email: Facsimile:	Robert Dowling robert.dowling@lbbwus.com (212) 584-1759

with copies to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Attention: Email: Facsimile:	Robert W. Fagiola Michael H. Torkin rfagiola@shearman.com mtorkin@shearman.com (646) 848-7606 (646) 848-8283

(c) If to a First Lien Lender or a transferee thereof, to the addresses or facsimile number set forth below following the First Lien Lender’s signature (or as directed by any transferee thereof), as the case may be;

(d) If to the Second Lien Agent, to:

NexBank SSB
13455 Noel Road, 22nd Floor
Dallas, TX 75240
Attention: Jeffrey Scott
Email:	jeff.scott@nexbank.com

Facsimile: (972) 934-4790

with copies to:

Haynes and Boone, LLP
1221 Avenue of the Americas
New York, New York 10023
Attention: Email:	Lenard M. Parkins Jonathan Hook lenard.parkins@haynesboone.com

jonathan.hook@haynesboone.com

Facsimile:	(212) 884-8226 (212) 884-8211;

(e) If to Supporting Second Lien Lender or a transferee thereof, to the addresses or facsimile number set forth below following the applicable Supporting Second Lien Lender’s signature (or as directed by any transferee thereof), as the case may be with copies to:

Haynes and Boone, LLP
1221 Avenue of the Americas
New York, New York 10023
Attention: Email:	Lenard M. Parkins Jonathan Hook lenard.parkins@haynesboone.com

jonathan.hook@haynesboone.com

Facsimile:	(212) 884-8226 (212) 884-8211;

and, in the case of Five Mile Capital Partners, also with a copy to:

Paul, Hastings, Janofsky & Walker LLP
Park Avenue Tower 75 E. 55th Street First Floor New York, NY 10022
United States of America
Attention: Lawrence Mittman
Email:	lawrencemittman@paulhastings.com

Facsimile:	(212) 230-7721

(f) If to Equity Parent:

c/o Bryan Cave
1290 Avenue of the Americas
New York, New York 10104-3300
Attention: Email: Facsimile:	Bradford B. Lavender bblavender@bryancave.com (212) 541 1471

8.15. No Conflict of Interest; Waiver. Each of the Parties hereto (a) acknowledges the terms and provisions of the Supporting Second Lien Lender Escrow Agreement, (b) agrees that Haynes and Boone, L.L.P. (“H&B”), by virtue of it acting as Supporting Second Lien Lender Escrow Agent, remains free to continue its representation of the Second Lien Agent and Supporting Second Lien Lenders (collectively, the “Second Lien Parties”) in all matters, including in any litigation that is pending or that may be brought by, or on behalf of, any person in any judicial or administrative forum, (c) expressly waives (i) any claim that any such representation by H&B is a conflict of interest, and (ii) any objection to any present or future representation by H&B of the Second Lien Parties, and (d) consents to H&B’s representation of the Second Lien Parties, or any of their affiliates, in any and all matters and agrees that it will not seek to disqualify H&B from such representation.

8.16. Time of the Essence. The Parties agree that with respect to all dates and deadlines contained herein, time is of the essence.

[SIGNATURES ON THE NEXT PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

FX LUXURY LAS VEGAS I, LLC
(f/k/a Metroflag BP, LLC),
a Nevada limited liability company
By: FX Luxury, LLC (f/k/a FX Luxury Realty, LLC), a Delaware limited liability company, its sole member
By: FX Real Estate and Entertainment Inc., a Delaware corporation, its managing member
By:
Name:
Title:

LIRA LLC By:
Name:
Title:

Landesbank Baden-Württemberg, New York Branch, as First Lien Agent By:
Name:
Title:
By:
Name:
Title:

FIRST LIEN LENDERS

LANDESBANK BADEN-WÜRTTEMBERG,
as a First Lien Lender

By:

Name:
Title:

By:

Name:
Title:

Aggregate principal amount of First Lien Secured Claims held as of the date above:
First Lien Secured Claim:

MÜNCHENER HYPOTHEKENBANK EG,
as a First Lien Lender

By:

Name:
Title:

By:

Name:
Title:

Aggregate principal amount of First Lien Secured Claims held as of the date above:
First Lien Secured Claim:

DEUTSCHE HYPOTHEKENBANK

(ACTIEN-GESELLSCHAFT), as a First Lien Lender

By:

Name:
Title:

By:

Name:
Title:

Aggregate principal amount of First Lien Secured Claims held as of the date above:
First Lien Secured Claim:

GREAT LAKES REINSURANCE (UK) PLC,
as a First Lien Lender

By:

Name:
Title:

By:

Name:
Title:

Aggregate principal amount of First Lien Secured Claims held as of the date above:
First Lien Secured Claim:

SUPPORTING SECOND LIEN LENDERS

[Lender],
as a Second Lien Lender

By:

Name:
Title:

By:

Name:
Title:

Aggregate principal amount of Second Lien Secured Claims held or has the power to vote as of the date above:
Second Lien Secured Claim:

Exhibit A-1

First Lien Lenders

LANDESBANK BADEN-WÜRTTEMBERG

MÜNCHENER HYPOTHEKENBANK EG

DEUTSCHE HYPOTHEKENBANK (ACTIEN-GESELLSCHAFT)

GREAT LAKES REINSURANCE (UK) PLC

Exhibit A-2
Second Lien Lenders

ACA CLO 2007-3, LIMITED
ARCTURUS FUND
BABSON CLO LTD 2003-I
BABSON CLO LTD 2005-I
BABSON CLO LTD 2006-I
BARCLAYS BANK PLC
BATTERY PARK HIGH YIELD LONG SHORT FUND, LTD.
BATTERY PARK HIGH YIELD OPPORTUNITY MASTER FUND, LTD.
BATTERY PARK HIGH YIELD OPPORTUNITY STRATEGIC FUND, LTD.
BLT IV LLC
CALIFORNIA PUBLIC EMPLOYEES’ RETIREMENT SYSTEM
CITIBANK, N.A.
EATON VANCE CREDIT OPPORTUNITIES FUND
EATON VANCE FLOATING RATE INCOME TRUST
EATON VANCE LIMITED DURATION INCOME FUND
EATON VANCE SENIOR FLOATING RATE TRUST
EATON VANCE SENIOR INCOME TRUST
FIVE MILE CAPITAL POOLING INTERNATIONAL LLC
GLENEAGLES CLO, LTD.
GMAM INVESTMENT FUNDS TRUST — # 7MS7
GRAND CENTRAL ASSET TRUST, CAMERON I SERIES
HIGHLAND CREDIT OPPORTUNITIES CDO, LTD.
HIGHLAND LOAN FUNDING V, LTD.
HIGHLAND PARK CDO I, LTD.
JASPER CLO, LTD.
JEFFERIES LEVERAGED CREDIT PRODUCTS, LLC
L-3 COMMUNICATIONS CORPORATION MASTER TRUST
LOAN FUNDING IV, LLC
LOAN FUNDING VII, LLC
LONGHORN CREDIT FUNDING, LLC
LOUISIANA STATE EMPLOYEES’ RETIREMENT SYSTEM
MUSASHI II, LTD.*
NOMURA US ATTRACTIVE YIELD CORPORATE BOND FUND MOTHER FUND
PIONEER FLOATING RATE TRUST
ROCKWALL CDO II, LTD.
ROCKWALL CDO, LTD.
SAGITTARIUS FUND
SAPPHIRE VALLEY CDO I
SEI HIGH YIELD FIXED INCOME FUND
SEI INSTITUTIONAL MANAGED TRUST ENHANCED INCOME FUND
SEI INSTITUTIONAL INVESTMENTS TRUST SIIT ENHANCED LIBOR OPPORTUNITIES FUND
SEI INSTITUTIONAL MANAGED TRUST — HIGH YIELD BOND FUND
SOUTH FORK CLO, LTD.
SPECTRUM INVESTMENT PARTNERS LP
STICHTING PENSIOENFONDS HOOGOVENS ACCT #: PHOFZ016002
THE REGENTS OF THE UNIVERSITY OF CALIFORNIA — # EB6J
TRANSAMERICA LIFE INSURANCE COMPANY
ULTRA MASTER LTD.
VAN KAMPEN DYNAMIC CREDIT OPPORTUNITIES FUND
VEER CASH FLOW CLO, LTD.*
VENTURE II CDO 2002, LIMITED*
VENTURE III CDO, LIMITED*
VENTURE IV CDO, LIMITED*
VENTURE IX CDO, LIMITED*
VENTURE V CDO, LIMITED*
VENTURE VI CDO, LIMITED*
VENTURE VII CDO, LIMITED*
VENTURE VIII CDO, LIMITED*
VISTA LEVERAGED INCOME FUND*
WESTCHESTER CLO, LTD.

* Disputed by the Second Lien Agent as holders of debt under the Second Lien Credit
Agreement.Exhibit A-3

Supporting Second Lien Lenders

FIVE MILE CAPITAL POOLING INTERNATIONAL LLC

SPECTRUM INVESTMENT PARTNERS LP

TRANSAMERICA LIFE INSURANCE COMPANY

Exhibit B
Interest Rate on First Lien Loan

Interest Rate on First Lien Loan. Subject to the occurrence of the Plan Effective Date, and notwithstanding anything to the contrary contained in the First Lien Credit Agreement, solely for the purposes of determining (i) the application of the adequate protection payments payable during the Prepackaged Case and (ii) the aggregate amounts due under the New Secured Loan upon consummation of the Transaction, the interest rate under the First Lien Credit Agreement shall be deemed to be and shall be calculated as if such rate were as follows:

•	from and after the Maturity Date (as defined in the First Lien Credit Agreement), through the Petition Date, the otherwise applicable rate of interest under the First Lien Credit Agreement less the amount of any default interest that would otherwise have been due and payable thereunder; and

•	from and after the Petition Date, through the Plan Effective Date, a rate equal to 1-month LIBOR plus the Liquidity Spread (as defined in the Transaction Term Sheet)[1], plus the Case Margin. For purposes of this Agreement, “Case Margin” shall mean 150 basis points per annum calculated on a per diem basis.

For the sake of greater certainty, neither of the above interest rates shall be effective if the
Transaction is not consummated consistent with this Agreement, and, if this Agreement is terminated prior to the Plan Effective Date, this provision shall be null and void and of no further force or effect and the otherwise applicable rates of interest (including, without limitation, default interest) due under the First Lien Credit Agreement shall become due and payable immediately and shall be otherwise reinstated and remain in full force and effect.Exhibit C

Final Document Acknowledgment

Reference is made to that certain Lock Up and Plan Support Agreement (the “PSA”), dated as of December 18, 2009 among the First Lien Lender party thereto, First Lien Agent, the Supporting Second Lien Lenders, Second Lien Agent, Debtor, and Equity Parent. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the PSA.

The Parties acknowledge and agree that the Key Transactions Documents attached hereto are in final form.

ACKNOWLEDGED AND AGREED AS OF JANUARY 22, 2010:

Exhibit D
Transaction Term Sheet

PRIVILEGED & CONFIDENTIAL
SUBJECT TO FEDERAL RULE OF EVIDENCE 408
& ANY SIMILAR APPLICABLE STATE OR FEDERAL RULE OR LAW

MAY NOT BE USED IN ANY JUDICIAL, ARBITRATION, MEDIATION OR ADMINISTRATIVE FORUM FOR ANY PURPOSE WHATSOEVER

TERM SHEET FOR NEW FIRST LIEN LOAN

December 16, 2009

Summary of terms of new loan to be made by Landesbank Baden-Württemberg, New York Branch, as administrative agent and collateral agent (in such capacity, “Agent”) on behalf of certain lenders (“Lenders”) to a newly formed single purpose entity (“New Borrower”).

For reference purposes only, the existing first lien mortgage loan (the “Existing Loan”) was made pursuant to that certain Amended and Restated Credit Agreement (“First Lien Credit Agreement”), dated as of July 6, 2007 among FX Luxury Las Vegas Parent, LLC (f/k/a BP Parent, LLC), FX Luxury Las Vegas I, LLC (f/k/a Metroflag BP, LLC) and FX Luxury Las Vegas II, LLC (f/k/a Metroflag Cable, LLC) (collectively, “Existing Borrower”), Lenders and Agent, as successor in interest to Credit Suisse, Cayman Islands Branch, as Administrative Agent and Collateral Agent. Capitalized terms used herein without being defined herein shall have the meaning set forth in the First Lien Credit Agreement and if not defined therein shall have the meaning set forth in the Lockup Agreement.

New Borrower, Agent and Lenders hereby agree to consummate a new first lien mortgage loan (the “New Loan”) containing the following terms:

1.	Effective Date of New Loan. The New Loan would be made effective upon the transfer of the property to New Borrower in accordance with the provisions of the Plan (the “Effective Date”).

2.	New Borrower Ownership. Each of the FX Guarantors, on one hand, and the Second Lien Lenders (provided that other unsecured creditors may hold a minimal interest in such group), on the other hand, shall initially hold fifty percent (50%) of the direct or indirect ownership and economic interests of an limited liability company which shall be the sole member of New Borrower. The limited liability company agreement of New Borrower shall include a “golden share” (i.e., Agent or its designee (the “Golden Share”) shall receive a non-economic, voting only interest in New Borrower such that the Golden Share’s consent shall be required, among other things, to (i) amend or modify New Borrower’s organizational documents or (ii) validly cause New Borrower to file bankruptcy), acceptable to Agent and Lenders. The final form and provisions of the Golden Share (including, without limitation, whether there will also be a Golden Share within the direct and/or indirect members of New Borrower) shall be subject to the reasonable approval of Agent, Lenders, FX Guarantors and Second Lien Lender Guarantors.

3.	Principal Amount of Loan. The amount of the New Loan as of the Effective Date shall be the sum of (i) $249,000,000.00, plus (ii) all accrued non-default rate interest incurred (and unpaid) prior to the filing of the bankruptcy of Existing Borrower, plus (iii) all accrued and unpaid fees of Agent incurred prior to the bankruptcy of the Existing Borrower, plus (iv) all accrued and unpaid non-default rate interest incurred (and unpaid) during the bankruptcy of the Existing Borrower, plus (v) all accrued and unpaid fees of Agent incurred during the bankruptcy of the Existing Borrower, plus (vi) any other amounts to be included as principal of the New Loan as set forth in the Lockup Agreement, each of the foregoing as more specifically described and calculated as set forth in the Lock-Up Agreement.

4.	Repayment of Existing Loan. The Existing Loan shall be repaid on the Effective Date from (a) the proceeds of the New Loan, plus (b) a payment by or on behalf of New Borrower of $10,000,000.00.

5.	Initial Maturity Date of the New Loan. Six (6) years from the Effective Date (such term, the “Initial Term” and such date, the “Initial Maturity Date”).

6.	Extension Option. There shall be three (3) one-year (each, an “Extension Term”) extension options (each, an “Extension Option”) subject to the following conditions to be satisfied upon the exercise of each Extension Option: (i) New Borrower has provided to Agent not less than ninety (90) days prior written notice of its intention to exercise such Extension Option; (ii) on the date such notice is received by Agent and on the commencement date of such Extension Term, no Event of Default shall exist and be continuing; (iii) on or before the commencement date of the first Extension Term, New Borrower shall have paid to Agent the Exit Fee in full; (iv) on or before the commencement date of each Extension Term, New Borrower shall have paid to Agent an extension fee equal to thirty-five (35) basis points on the then outstanding principal balance of the New Loan; (v) the DSCR shall be no less than 1.2:1.0 (based on a forward looking 12-month basis on the then applicable interest rate for such Extension Term, which will assume a new Liquidity Spread and Margin method as set forth below); (vi) the Liquidity Spread shall be adjusted as per below to the First Lien Lenders’ cost of funds as of the commencement of such Extension Term; and (vii) the Margin shall be increased to the greater of (a) 170 basis points and (b) the current market margin, such margin to be paid currently and not accrued).

7.	Interest Rate: Floating rate on one (1) or three (3) month cost of funds ($-LIBOR plus Liquidity Spread (as defined below)) plus Margin. Borrower has the option to choose a one (1) or three (3) month period at the end of each interest period, but there may be no more than two (2) LIBOR tranches at any one time. The monthly payment during the Initial Term shall be equal to LIBOR plus Liquidity Spread.

8.	Interest Rate Hedge Requirement. No interest rate hedging agreement or other arrangement shall be required.

9.	Liquidity Spread: The Liquidity Spread shall mean Lenders’ costs for providing liquidity throughout the term of the New Loan; the highest cost among Lenders’ rates shall apply. The final spread will be settled two (2) Business Days prior to closing and will then be fixed and payable throughout Initial Term. For each Extension Term a new Liquidity Spread will be settled two (2) days prior to the commencement of such Extension Term and will then be fixed and payable throughout such Extension Term. If the then applicable Liquidity Spread is greater than the immediately preceding Liquidity Spread, the greater Liquidity Spread shall apply. As of December 4, 2009, the Liquidity Spread is equal to 150 bps per annum for a 6-year term.

10.	Margin. During the Initial Term, the Interest Rate Margin on the New Loan shall be 150 bps per annum, but shall accrue and be paid as an Exit Fee (see below).

11.	Prepayment. Prepayment in amounts of at least $1,000,000.00 shall be possible subject to (a) 10 business days prior notice, (b) payment of any breakage costs (including, without limitation, with respect to LIBOR breakage and Liquidity Spread breakage), which costs shall be calculated by Lenders and binding on New Borrower and (c) payment of the Currency Breakage Prepayment Premium with respect to the portion of the New Loan being prepaid to MHB; provided, however, the Currency Breakage Prepayment Premium shall not be payable in connection with partial prepayments of the New Loan made pursuant to the waterfall set forth in paragraph 21. The parties will reasonably cooperate to minimize any breakage fees in connection with any prepayment as a result of any payments made under the waterfall set forth in paragraph 21, including application at the end of an applicable LIBOR period. For purposes hereof, “Currency Breakage Prepayment Premium” shall mean: (i) 250 bps in year 1 of the Initial Term, (ii) 200 bps in year 2 of the Initial Term; (iii) 150 bps in year 3 of the Initial Term; (iv) 100 bps in year 4 of the Initial Term; (v) 50 bps in year 5 of the Initial Term; and (vi) 0 bps in year 6 of the Initial Term.

12.	Amortization. Interest only to be paid during the Initial Term and the Extension Term, to be paid from the Net Operating Income and/or the Interest Reserve Account, if necessary. Any amortization payments shall be made pursuant to the waterfall set forth in paragraph 21 below.

13.	Exit Fee & Case Margin. Upon the earlier of the Initial Maturity Date or repayment of the New Loan, New Borrower shall pay to Lenders a fee equal to 150 basis points per annum calculated on a per diem basis (the “Exit Fee”) less any amounts paid to Lenders pursuant to the waterfall set forth in paragraph 21, subparagraph “twelfth”, below. Upon the earlier of the Initial Maturity Date or repayment of the New Loan, New Borrower shall pay to Lenders any unpaid “Case Margin”, as set forth in the Lock-Up Agreement (the “Case Margin”) less any amounts paid to Lenders pursuant to the waterfall set forth in paragraph 21, subparagraph “tenth” below.

14.	Limited Non-Recourse Carve-Out Guaranties. Two Limited Non-Recourse Carve-Out Guaranties: one from FX Guarantors and the other from Second Lien Lender Guarantors (each as defined below), each in the amount of $60,000,000.00, which provides that the Loan shall immediately become full recourse to Guarantor in the event of the following: (a) a voluntary (or colluded (as further set forth in each guaranty)) bankruptcy of New Borrower, (b) misappropriation of funds, but only to the extent of actual loss, and (c) if upon a Monetary Event of Default (after all notice and cure periods), New Borrower attempts to hinder, delay or cancel a trustee’s sale through legal proceedings. Such Guaranty shall burn down pro rata each year of the Initial Term to a floor of $20,000,000.00 (i.e., 1/6 of $40M per each year of the Initial Term). The Limited Non-Recourse Carve-Out Guaranties provided for herein shall be limited to $60 million (as such $60 million cap is reduced as described above) in the aggregate for all guarantors. The final form of each guaranty to be provided pursuant to this paragraph 14 shall be included as a Key Transaction Document within the scope of Section 3.10(a) of the Lockup Agreement, but in all events, each such guaranty shall be in form and substance satisfactory to each guarantor thereunder and to Agent and Lenders, in each party’s sole and absolute discretion.

15.	Interest Reserve. Borrower will deposit into the Interest Reserve Account on or before the Effective Date, $2,000,000.00.

16.	Interest Reserve Replenishment. Interest Reserve to be replenished pursuant to the waterfall set forth in paragraph 21 below, up to an amount equal to six (6) months of interest payments (LIBOR plus Liquidity Spread, but not including the Margin).

17.	Interest Payment Guaranty. Interest Payment Guaranty from Guarantor (defined below), guaranteeing three (3) months of interest payments (LIBOR plus Liquidity Spread).

18.	Guarantor. Each guarantor to be a credit-worthy person(s) and/or entity(ies) acceptable to the First Lien Lenders. The “FX Guarantors” shall initially be Robert F.X. Sillerman, Paul C. Kanavos and Brett Torino and initially or later, possibly others, subject to Agent’s review and approval of financial statements to be provided by or on behalf of the proposed additional FX Guarantors. The “Second Lien Lender Guarantors” shall initially be Spectrum Investment Partners LP, Five Mile Capital Pooling International LLC and Transamerica Life Insurance Company, or others, subject to Agent’s review and approval of the financial statements to be provided on or behalf of the proposed additional Second Lien Lender Guarantors. “Guarantor” shall mean, individually or collectively, as the context may require, the FX Guarantors and/or the Second Lien Lender Guarantors. Actual names of the two groups of guarantors to be finalized prior to the Effective Date. The Huff Alternative Fund, L.P. and/or The Huff Alternative Parallel Fund, L.P., subject to Agent’s review and approval, shall provide guaranties on a several basis as a member of the group or groups in which it participates, to the extent admitted (or participates in) either group.

19.	Capital Expenditures. In the event New Borrower desires to undertake any capital expenditures and/or any tenant improvements, New Borrower shall first provide to Agent a capital expenditure/tenant improvement budget, which shall be subject to the reasonable approval of Agent. In the event that there is not sufficient cash flow to pay for such approved capital expenditures and/or tenant improvements (after taking into account any amounts on reserve in the Capital Expenditure/Tenant Improvement Reserve), and New Borrower desires to undertake such approved capital expenditures/tenant improvements, such shortfall shall be at the sole cost and expense of New Borrower, subject to reimbursement of such shortfall amounts expended pursuant to “seventh” and “eighth” of paragraph 21 below.

20.	Capital Expenditure/Tenant Improvement Reserve. Borrower shall deposit into the Capital Expenditure/Tenant Improvement Reserve on or before the Effective Date, $1,000,000.00.

21.	Cash Management. All revenue from Property shall be deposited into a lockbox account established by New Borrower and pledged to Agent on behalf of Lenders. All funds on deposit shall be disbursed as follows: first, if no Material Event of Default (as defined in the pre-negotiated loan agreement for the New Loan) then exists, to fund operating expenses (pursuant to an operating budget reasonably approved by Agent); second, if no Material Event of Default then exists, to fund a tax reserve account; third, if no Material Event of Default then exists, to fund an insurance reserve account; fourth, if no Material Event of Default then exists, (x) to the payment of the Agent’s Fee (until the entire Agent’s Fee has been paid in full for such year (for purposes hereof, the “Agent’s Fee” means $75,000.00 per annum) and (y) the costs and expenses of Agent otherwise payable to Agent pursuant to the terms of the loan agreement and/or the other loan documents for the New Loan, then accrued, due and payable; fifth, if no Material Event of Default then exists, to fund current interest due and payable; sixth, if no Material Event of Default then exists, to replenish the interest reserve account (up to an amount equal to 6-months of interest); seventh, if no Material Event of Default then exists, to replenish the capital expenditure/tenant improvement reserve account (up to $2M); eighth, if no Material Event of Default then exists, to New Borrower to the extent New Borrower has incurred any costs, pursuant to an approved budget, in respect of any new lease agreement or capital improvement; ninth, if no Event of Default then exists, to Agent, to the extent that any costs, expenses and/or accrued (but unpaid) interest becomes part of the New Loan as set forth in the Lock-Up Agreement (see paragraph 3), which amounts shall applied to prepay the New Loan; provided, however, in the event that any such prepayment shall result in breakage costs, at New Borrower’s option, such amounts that would otherwise cause such breakage costs shall be deposited in a segregated, interest bearing account pledged to Agent on behalf of Lenders as additional collateral for the New Loan; tenth, if no Material Event of Default then exists, to Agent, to be applied to the payment of the Case Margin; eleventh, if no Material Event of Default then exists, to New Borrower in an amount equal to (x) taxable income attributed to the Property ownership times (y) the maximum Federal, State and City tax rate applicable to a taxable individual beneficial owner of New Borrower (a “pass-through” entity) resident in New York City (as verified by an independent accountant acceptable to Agent and Lenders); and twelfth, if no Material Event of Default then exists, to be disbursed in equal parts as follows: (a) to Lenders, with any such amounts disbursed to Lenders to be applied to the payment of the Exit Fee; it being understood that upon payment of the Exit Fee in full (whether by crediting amounts disbursed in accordance with the above waterfall or otherwise), all excess amounts being distributed to Lenders in accordance with the above waterfall shall thereafter be applied to prepay the New Loan; provided, however, in the event that any such prepayment shall result in breakage costs, at New Borrower’s option, such amounts that would otherwise cause such breakage costs shall be deposited into a segregated, interest bearing account pledged to Agent on behalf of Lenders as additional collateral for the New Loan, and (b) to New Borrower. Any interest earned in the account(s) described in the preceding clauses “ninth” and “twelfth” (the “Prepayment Accounts”) shall be credited to each respective account. Agent shall have the right to apply the funds on account in any Prepayment Account if such application shall not result in any breakage costs or upon the occurrence of an Event of Default or Triggering Event of Default. For the avoidance of doubt, any amounts deposited into any Prepayment Account shall not be deemed to be a prepayment or repayment or reduction of the outstanding principal amount of the New Loan and such amounts shall continue to bear interest until such amounts are actually applied to reduce the outstanding principal amount of the New Loan.

22.	Property Manager. New Borrower shall be permitted to select the property manager and leasing agent, if any, and any replacement property manager or leasing agent subject to the reasonable approval of Agent. Any property management agreement or leasing commission agreement shall be subject to the prior approval of Agent. It is contemplated that these will be affiliates of New Borrower.

23.	Operating Budget. New Borrower shall provide to Agent on or before the Effective Date and each January 1st following the Effective Date a proposed annual operating budget which shall be subject to the reasonable approval of Agent (the “Operating Budget”). The Operating Budget shall contain, but not be limited to, real property Taxes, insurance premiums, and any other reasonable cost or expense related to the Property as approved by Agent (the “Approved Expenses”). In the event that there is not sufficient cash flow to pay the Approved Expenses, such shortfall shall be at the sole cost and expense of New Borrower. Note, the Cushman & Wakefield report of February 2009 (attached to the Receiver motion) states that the Property with a Total Rental Area of 194,171 sft could be managed at a cost of approx. $30.00 USD psf per annum. Notwithstanding the forgoing, the initial Operating Budget shall be based on the budget relating to the property operations during bankruptcy; provided that the allocation of the management fee and leasing commissions, subject to the reasonable approval of Agent, shall be as negotiated in the joint venture agreement between the FX Guarantors and the Second Lien Lenders.

24.	Leasing. Borrower shall be permitted to enter into Qualified Leases without Agent’s consent. A “Qualified Lease” means a lease or amendment, renewal or extension thereof that (a) provides for rental rates and term, which, in New Borrower’s reasonable judgment (supported by applicable evidence in Agent’s reasonable discretion), are comparable to existing local market rates and terms, (b) is an arms-length transaction, (c) is for a term of not more than six (6) years, but not exceeding the Initial Maturity Date of the New Loan; provided, however, the term of such lease may be more than six (6) years or exceed the Initial Maturity Date if such lease is cancelable after the earlier of six (6) years or the Initial Maturity Date by the landlord thereunder (or successor thereto) on not less than ninety (90) days notice, (d) provides that such lease is subordinate to the First Lien Mortgage and that the tenant under such lease shall attorn to Agent and (e) is on New Borrower’s standard form lease (which shall be previously approved by Agent). Any lease which is not a Qualified Lease shall be permitted only with Agent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Agent fails to notify Borrower within ten (10) Business Days after receipt of Borrower’s written request for consent, such consent shall be deemed to be given. While New Borrower would expect that short-term leases where extensive tenant installation work is not required will generally not require a non-disturbance agreement (and New Borrower shall not offer one in those circumstances), if and to the extent that New Borrower believes it is appropriate to seek a non-disturbance agreement, whether due to the lease term, credit of the tenant or expense of required tenant installation, Agent will not unreasonably withhold, condition or delay its consent thereto. Upon the second anniversary of the Effective Date, New Borrower and Agent shall cooperate in all reasonable respects to reevaluate the terms and provisions of the definition of “Qualified Lease”.

25.	Loan Documents. Loan Documents to reflect a “retail loan” (not a “development loan”) and are to include covenants and conditions for such a loan to be negotiated by the parties.

26.	Title Insurance. New Borrower shall, at its sole cost and expense, deliver to Agent a new title insurance policy for the amount of the New Loan.

27.	Opinions. New Borrower shall, at its sole cost and expense, deliver to Agent legal opinions, as reasonably requested by Agent with respect to New York Law and Nevada Law, and the law of the jurisdiction of New Borrower, the member(s) of New Borrower and Guarantor (collectively, the “New Borrower Parties”), with respect to the due authorization, execution, delivery, enforceability and any other matters reasonably requested by Agent with respect to any and all documents executed and delivered by any New Borrower Party and any Affiliate of any New Borrower Party, such opinions to be in form and substance satisfactory to Agent.

28.	Costs & Expenses: New Borrower shall pay for all costs and expenses of Agent, Lenders and their respective counsel in connection with the consummation of the New Loan.

29.	Transfer Taxes. Any transfer tax incurred in connection with the New Loan and/or the transfer of the ownership of the property from Existing Borrower to New Borrower shall be at New Borrower’s sole cost and expense. The Plan shall provide for Bankruptcy Code section 1146 treatment to obviate any such transfer taxes, if applicable.

The foregoing terms are a statement of the parties’ general intent only and do not set forth all of the terms and conditions which are required for the transaction or required in the Loan Documents which the parties are to negotiate and agree upon in their sole discretion. Nothing contained in this term sheet, nor the execution or delivery of this letter by any person or entity, shall be deemed an offer, an acceptance or binding upon any person or entity. None of the parties hereto will have any legal obligation to any other party hereunder unless and until definitive documentation shall have been executed and delivered by all parties thereto.

[1]	During the pendency of the Debtor’s chapter 11 case the LIBOR plus Liquidity Spread rate shall be deemed to be one-month LIBOR plus 150 basis points, subject to a final adjustment and true-up at the conclusion of the case based on a good faith calculation by the First Lien Agent of the LIBOR plus Liquidity Spread rate applicable during the pendency of the case if such rate would be higher than one-month LIBOR plus 150 basis points. Pursuant to this true-up, the First Lien Lenders shall either receive cash payment the amount by which the actual Liquidity Spread differed from the deemed rate or such amount shall be added to the total balance of the New Secured Loan.